Execution Version

STOCK PURCHASE AND MERGER AGREEMENT

by and among

CONNECTED DATA, INC.,

THE SHAREHOLDERS OF CONNECTED DATA, INC. PARTIES HERETO,

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
IMATION TRANSPORTER CO.,
and

IMATION CORP.

Dated October 14, 2015

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

EXHIBITS AND SCHEDULES

Exhibit A	—	Employment Offer Letter
Exhibit B	—	Escrow Agreement
Exhibit C	—	Lockup Agreement
Disclosure Schedule	—	Exceptions to Representations and Warranties
Schedule 1.1	—	Company Securities
Schedule 5.1(d)	—	Individuals Executing Offer Letters at Closing
Schedule 5.1(e)	—	Resignations at Closing
Schedule 5.1(g)	—	Indebtedness Paid at Closing
Schedule 5.1(j)	—	Related Party Agreements Terminated at Closing

ARTICLE 1
PURCHASE AND SALE OF SELLER SECURITIES; MERGER
1.1    Purchase and Sale of Seller Securities. In accordance with the terms and upon the conditions of this Agreement, effective as of the Closing, each Seller hereby sells, transfers, assigns, conveys and delivers to Buyer all right, title and interest in and to all of such Seller’s Seller Securities set forth next to such Seller’s name in Schedule 1.1, free and clear of all Liens (such transactions, the “Securities Sale”).
1.2    Consideration. The aggregate consideration paid or payable by Buyer pursuant to this Agreement (the “Consideration”) shall consist of the following, and it is acknowledged and agreed that such consideration is in consideration for, among other things, Buyer’s expectations that the obligations of the Seller Parties contained herein shall be enforceable:
(a)    the Debt Amount, subject to adjustment as provided in this Article 1; plus
(b)    the Transaction Expenses Amount;
(c)    the Buyer Shares, which will be allocated among the Sellers as set forth on Schedule 1.1; plus
(d)    the Cash Consideration, which will be allocated among the Company Shareholders (other than the Sellers) as set forth on Schedule 1.1; plus
(e)    the Option Consideration, which will be allocated among the In-Money Optionholders as set forth on Schedule 1.1, plus;
(f)    the Warrant Shares, which will be allocated among the Warrantholders as set forth on Schedule 1.1, plus;
(g)    the Escrow Shares and the Escrow Funds, to the extent disbursed to the Seller Parties in accordance with the Escrow Agreement; plus
(h)    the Adjustment Shares and the Adjustment Funds (if any), to the extent delivered, in accordance with Section 1.3(g)(i); plus
(i)    the Earnout Shares and the Earnout Funds (if any), to the extent delivered, in accordance with Section 1.3(h).
1.3    Payment and Delivery of Consideration.
(a)    Closing Payments. At the Closing, Buyer shall pay, or cause to be paid:
(i)    the Debt Amount pursuant to the payoff letters delivered by the Company to Buyer and Merger Sub pursuant to Section 5.1(g); and

(ii)    the Transaction Expenses Amount pursuant to the direction of the Company.
(b)    Buyer Shares. At or immediately prior to the Closing, Buyer shall deposit, or cause to be deposited, with Wells Fargo Bank, National Association or such other bank or trust company that may be designated by Buyer (the “Transfer Agent”), for the benefit of the Sellers, sufficient shares of Buyer Common Stock in an aggregate amount necessary for the payment of the Buyer Shares. Such shares provided to the Transfer Agent and such shares provided to the Transfer Agent pursuant to Section 1.3(e) below are referred to collectively as the “Share Exchange Fund.” The Transfer Agent shall, pursuant to irrevocable instructions, deliver the Buyer Shares contemplated to be issued pursuant to Section 1.2(b) out of the Share Exchange Fund. The Share Exchange Fund shall not be used for any other purpose except as set forth in Section 1.3(e) below.
(c)    Cash Consideration. At or immediately prior to the Effective Time, Buyer shall deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Shareholders (other than the Sellers) as of immediately prior to the Closing, immediately available funds in an amount equal to the Cash Consideration. Such cash provided to the Exchange Agent is referred to as the “Cash Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, pay the Cash Consideration contemplated to be paid pursuant to Section 1.2(c) out of the Cash Exchange Fund. The Cash Exchange Fund shall not be used for any other purpose.
(d)    Option Consideration. At the Effective Time, Buyer shall provide to the Surviving Corporation immediately available funds in an amount equal to the Option Consideration in exchange for cancellation of In-Money Options held by the Optionholders. Each holder of In-Money Options as of the Closing (after compliance with Section 1.17) shall, upon execution and delivery of the Option Cancellation Agreement, receive payment from the Surviving Corporation out of the Option Consideration of an amount equal to (i) the Per Share Purchase Price, multiplied by the number of shares of Company Common Stock into which such Options are exercisable as of the Closing, minus (ii) the aggregate exercise price of such Options, minus (iii) the amount of any applicable withholdings or payroll taxes with respect thereto. The aggregate amount payable to the Optionholders pursuant to the preceding sentence is referred to herein as the “Option Consideration.” Following the Closing Date, Buyer shall cause the Surviving Corporation to deposit such applicable withholding or payroll tax amount with the appropriate Governmental Bodies in accordance with applicable Law.
(e)    Warrant Shares. At or immediately prior to the Closing, Buyer shall deposit, or cause to be deposited, with the Transfer Agent, for the benefit of the Warrantholders (other than the Sellers who are Warrantholders), sufficient shares of Buyer Common Stock in an aggregate amount necessary for the payment of the Warrant Shares in exchange for cancellation of the Warrants held by such Warrantholders. Each such Warrantholder (after compliance with Section 1.18) shall, upon execution and delivery of the Warrant Cancellation Agreement, receive payment from the Transfer Agent out of the Share Exchange Fund of the Warrant Shares.
(f)    Escrow. At the Closing, Buyer shall deposit, or cause to be deposited, in the respective Escrow Accounts the Indemnity Escrow Shares, the Indemnity Escrow Funds, the

Adjustment Escrow Shares and the Adjustment Escrow Funds, which such Escrow Shares, Escrow Funds, Adjustment Escrow Shares and Adjustment Escrow Funds shall be held and disbursed in accordance with the terms and conditions of this Agreement and the Escrow Agreement. On the first anniversary of the Closing Date, Buyer and the Representative shall issue joint written instructions to the Escrow Agent to release from the respective Escrow Account the Indemnity Escrow Shares and the Indemnity Escrow Funds then remaining in such Escrow Account to the Seller Parties, less the number of Indemnity Escrow Shares and the portion of the Indemnity Escrow Funds equal to the aggregate value of any unresolved indemnification claim with respect to such Adverse Consequence made pursuant to Section 6.2(a), as applicable in accordance with their Pro Rata Percentage, and thereafter, any portion of the Indemnity Escrow Shares or the Indemnity Escrow Funds not required to pay any such Adverse Consequences following the full and final resolution of such indemnification claim.
(g)    Adjustment. Within five (5) Business Days after the Adjustment Amount becomes final and binding in accordance with Section 1.4:
(i)    if the Adjustment Amount is a positive number, then Buyer shall:
(A)     issue and deliver, or cause to be delivered, to the Sellers in accordance with their pro rata percentage (the “Pro Rata Percentage”) set forth on Schedule 1.1, such number of shares of Buyer Common Stock equal to the portion of the Adjustment Amount payable to the Sellers divided by 2.75, rounded down to the nearest whole share (the “Adjustment Shares”); and
(B)     pay, or cause to be paid, to the Seller Parties (other than the Sellers) in accordance with their Pro Rata Percentage, such funds equal to the portion of the Adjustment Amount that is payable to the Seller Parties (other than the Sellers) (the “Adjustment Funds”); or
(ii)    if the Adjustment Amount is a negative number, then the Representative and Buyer shall issue joint written instructions to the Escrow Agent to release to Buyer:
(A)     such number of the Adjustment Escrow Shares (and to the extent such Adjustment Escrow Shares are insufficient, from the Escrow Shares) equal to the absolute value of the Adjustment Amount that is payable by the Sellers in accordance with their Pro Rata Percentage, divided by 2.75, rounded down to the nearest whole share, and Buyer will cancel and extinguish such Adjustment Escrow Shares transferred to Buyer pursuant to this Section 1.3(g)(ii)(A); and
(B)     such portion of Adjustment Escrow Funds (and to the extent such Adjustment Escrow Shares are insufficient, from the Escrow Shares) equal to the absolute value of the Adjustment Amount that is payable by the Seller Parties (other than the Sellers) in accordance with their Pro Rata Percentage.

(h)    Earnout. Within five (5) Business Days after each calculation of Revenue becomes final and binding in accordance with Section 1.6, Buyer shall:
(i)    deliver or cause to be delivered to the Sellers in accordance with their Pro Rata Percentage, certificates representing the applicable Earnout Shares (if the Earnout Shares are certificated), if any; and
(ii)    pay or cause to be paid to the Seller Parties (other than the Sellers) in accordance with their Pro Rata Percentage, the applicable Earnout Funds, if any.
(i)    Fractional Shares. No certificates evidencing fractional shares of Buyer Common Stock shall be issued pursuant to this Section 1.3, and in lieu thereof, Buyer may make such rounding adjustments to the next higher or lower number of whole Buyer Shares or Earnout Shares, as the case may be, by lot or other manner as it deems advisable in its sole discretion, so that in no event shall more or less shares of Buyer Common Stock be issued than the Buyer Shares and the Earnout Shares in the aggregate.
(j)    Withholding. The Parties, the Escrow Agent and any other applicable withholding agent will be entitled to deduct and withhold from any consideration payable pursuant to or as contemplated by this Agreement or the Escrow Agreement any Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld, and, to the extent that any amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Notwithstanding anything to the contrary herein, any compensatory consideration subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement or the Escrow Agreement shall be payable in accordance with the applicable payroll procedures of the Company.
1.4    Adjustment Determination. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Representative a statement setting forth Buyer’s calculation of the Debt Amount, Debt Surplus, if any, or Debt Deficit, if any, Transaction Expenses Amount, Working Capital, Working Capital Surplus, if any, and Working Capital Deficit, if any, in each case as of September 30, 2015 and, based on such calculations, the Adjustment Amount (the “Closing Statement”). If the Representative has any objections to the Closing Statement prepared by Buyer, then the Representative will deliver a detailed written statement (the “Objections Statement”) describing (a) which items on the Closing Statement have not been prepared in accordance with this Agreement, (b) the basis for the Representative’s disagreement with the calculation of such items and (c) the Representative’s proposed dollar amount for each item in dispute, to Buyer within thirty (30) days after delivery of the Closing Statement. If the Representative fails to deliver an Objections Statement within such thirty (30) day period, then the Closing Statement shall become final and binding on all Parties. The Representative shall be deemed to have agreed with all amounts and items contained or reflected in the Closing Statement to the extent such amounts or items are not disputed in the Objections Statement. If the Representative delivers an Objections Statement within such thirty (30) day period, then the Representative and Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Representative has submitted any Objections Statements, any remaining matters which are in dispute will be resolved by the office of an impartial nationally recognized firm of independent certified public accountants, appointed by mutual agreement of Buyer and the Representative (the “Accountants”). The Accountants will prepare and deliver a written report to Buyer and the Representative and will submit a proposed resolution of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties; provided, however, that no such determination shall be any more favorable to Buyer than is set forth in the Closing Statement or any more favorable to the Representative than is proposed in the Objections Statement. The costs, expenses and fees of the Accountants shall be borne by the Party whose calculation of the Adjustment Amount has the greatest difference from the final Adjustment Amount as determined by the Accountants under this Section 1.4; otherwise, such costs, fees and expenses shall be borne equally by Buyer, on the one hand, and the Representative (on behalf of the Sellers), on the other hand. The final Closing Statement, however determined pursuant to this Section 1.4, will produce the Working Capital Surplus, if any, the Working Capital Deficit, if any, the Debt Amount, the Debt Surplus, if any, the Debt Deficit, if any, and the Transaction Expenses Amount to be used to determine the final Adjustment Amount (the “Final Adjustment Amount”).
1.5    Calculation of Earnout. The Earnout Shares and the Earnout Funds shall be calculated as follows:
(a)    If the Company and its Subsidiaries generate Revenue during the Initial Earnout Measurement Period equal to or greater than the Initial Target Revenue, then Buyer shall:
(i)    issue and deliver, or cause to be delivered, to Sellers in accordance with their Pro Rata Percentage, the Initial Earnout Shares; and
(ii)    pay, or cause to be paid, to the Seller Parties (other than the Sellers) in accordance with their Pro Rata Percentage, the Initial Earnout Funds.
(b)    If the Company and its Subsidiaries generate Revenue during the Second Earnout Measurement Period equal to or greater than the Second Target Revenue, then Buyer shall:
(i)    issue and deliver, or cause to be delivered, to the Sellers in accordance with their Pro Rata Percentage, the Second Earnout Shares; and
(ii)    pay, or cause to be paid, to the Seller Parties (other than the Sellers) in accordance with their Pro Rata Percentage, the Second Earnout Funds.
(c)    If the Company and its Subsidiaries generate Revenue during the Final Earnout Measurement Period equal to or greater than the Final Target Revenue, then Buyer shall:
(i)    issue and deliver, or cause to be delivered, to the Sellers in accordance with their Pro Rata Percentage, the Final Earnout Shares; and

(ii)    pay, or cause to be paid, to the Seller Parties (other than the Sellers) in accordance with their Pro Rata Percentage, the Final Earnout Funds.
(d)    If the Company and its Subsidiaries generate Revenue during any Earnout Measurement Period less than the Target Revenue for such Earnout Measurement Period, then the Earnout Shares and the Earnout Funds for such Earnout Measurement Period will equal zero.
(e)    Upon the earlier to occur of (i) the cessation by Buyer of its best efforts to provide resources and otherwise assist in the achievement of the Target Revenues or (ii) the cessation by Buyer of operations in its Nexsan division or in the Business, each Seller Party (subject, in the case of each Seller Party that is not a Seller, to the prior execution and delivery of the Required Documentation by such Seller Party) shall be entitled to its Pro Rata Percentage of the Earnout Shares or the Earnout Funds, as applicable, for any Earnout Measurement Periods (other than the Final Earnout Measurement Period) which have not expired prior to such cessation.
(f)    Upon a Change in Control Event, each Seller Party (subject, in the case of each Seller Party that is not a Seller, to the prior execution and delivery of the Required Documentation by such Seller Party) shall be entitled to its Pro Rata Percentage of the Earnout Shares or the Earnout Funds, as applicable, for the Final Earnout Measurement Period if the enterprise valuation of the Company in the Change in Control Event was equal to or greater than $15,000,000.
1.6    Determination of Earnout. Within forty-five (45) days after the end of each Earnout Measurement Period, Buyer shall prepare and deliver to the Representative a report (the “Earnout Report”) setting forth Buyer’s calculation of Revenue and the resulting Earnout Shares and Earnout Funds. If the Representative has any objections to the calculation of Revenue and the resulting Earnout Shares and Earnout Funds prepared by Buyer, then the Representative will deliver a detailed written statement (the “Earnout Objections Statement”) describing its objections to Buyer within thirty (30) days after delivery of the Earnout Report. If the Representative fails to deliver an Earnout Objections Statement within such thirty (30) day period, then the calculation of Revenue and the resulting Earnout Shares and Earnout Funds set forth in the Earnout Report shall become final and binding on all Parties. If the Representative delivers an Earnout Objections Statement within such thirty (30) day period, then the Representative and Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Representative has submitted the Earnout Objections Statement, any remaining matters which are in dispute will be resolved by the Accountants. The Accountants will prepare and deliver a written report to Buyer and the Representative and will submit a resolution of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties; provided, however, that no such determination shall be any more favorable to Buyer than is set forth in the Earnout Report or any more favorable to the Representative than is proposed in the Earnout Objections Statement. The costs, expenses and fees of the Accountants shall be borne by the Party whose calculation of the Earnout Shares and the Earnout Funds has the greatest difference from the final Earnout Shares and final Earnout Funds as determined by the

Accountants under this Section 1.6; otherwise, such costs, fees and expenses shall be borne equally by Buyer, on the one hand, and the Representative (on behalf of the Seller Parties), on the other hand. Upon any Earnout Shares and Earnout Funds becoming final and binding in accordance with this Section 1.6, Buyer shall pay such Earnout Shares and Earnout Funds to the applicable Seller Parties in accordance with Section 1.3(h).

1.7    Calculations. All calculations of Working Capital, Debt Amount and Revenue under this Agreement, whether estimates or otherwise, shall be determined in accordance with GAAP, consistently applied and to the extent consistent with GAAP, the Company’s historical GAAP practice.
1.8    Lockup. The Parties acknowledge and agree that (a) fifty percent (50%) of the Shares shall be released from the restrictions set forth in the Lockup Agreement upon the earlier to occur of (i) the first anniversary of the Closing Date, (ii) the cessation by Buyer of operations in its Nexsan division or (iii) the cessation by Buyer of operations in the Business; and (b) fifty percent (50%) of the Shares shall be released from the restrictions set forth in the Lockup Agreement upon the earlier to occur of (i) the second anniversary of the Closing Date, (ii) the cessation by Buyer of operations in its Nexsan division or (iii) the cessation by Buyer of operations in the Business. For the avoidance of doubt, the holders of the Shares shall retain all of their rights as stockholders of Buyer during the period that the Shares remain subject to the restrictions set forth in the Lockup Agreement, including, without limitation, the right to vote such Shares, and shall have the right to receive dividends payable in cash with respect to such Shares.
1.9    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of facsimile or portable document format (.PDF) signatures on the date of this Agreement (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. local time on such date.
1.10    Effective Date of Merger. Subject to completion in all respects of the Securities Sale, on or after the Closing Date, Merger Sub shall cause to be duly prepared and executed and delivered to the Company a certificate of ownership (the “Certificate of Ownership”) conforming to the requirements of Section 1110(e) of the CCC, and the Company and Merger Sub shall (a) cause the Certificate of Ownership to be filed with the Secretary of State of the State of California in order to cause the Merger to become effective under, and in accordance with, the Laws of the State of California and this Agreement, (b) make all other filings or recordings required under the Laws of the State of California and (c) provide notice to the shareholders of the Company as required under Section 1110(h) of the CCC. The Merger shall become effective on the date and at the time of filing of the Certificate of Ownership with the Secretary of State of the State of California, or at such later date or time as may be determined by Merger Sub in writing and set forth in the Certificate of Ownership (the effective time of the Merger being hereinafter referred to as the “Effective Time”). The date on which the Effective Time occurs shall be referred to herein as the “Effective Date.” For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, before the Effective Time.

1.11    Terms and Conditions of Merger. At the Effective Time, pursuant to this Agreement, the Certificate of Ownership and Section 1110 of the CCC, automatically and without further action:
(a)    Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease.
(b)    The Company shall continue as the Surviving Corporation in the Merger.
(c)    The effect of the Merger will be as provided in Section 1107 of the CCC.
(d)    All of the estate, properties, rights, privileges, powers and franchises of the Company and Merger Sub and all of their property, real, personal and mixed, and all debts due on whatever account to either of the Company or Merger Sub shall vest in the Surviving Corporation, without further act or deed, except as contemplated by this Agreement.
(e)    The Surviving Corporation shall be responsible for all of the liabilities and obligations of each of the Company and Merger Sub and the liabilities of the Company and Merger Sub shall not be affected nor shall the rights of creditors thereof or of any Persons dealing with the Company or Merger Sub be impaired.
(f)    (i) The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided in the Surviving Corporation’s Organizational Documents and in accordance with the CCC, and (ii) the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided in Surviving Corporation’s Organizational Documents and in accordance with the CCC.
(g)    The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
(h)    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, whereupon Buyer shall own all of the issued and outstanding capital stock of the Surviving Corporation.
(i)    Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares of Company Preferred Stock held by Buyer or Merger Sub, including all shares of Company Preferred Stock purchased by Merger Sub pursuant to the Securities Sale, which shall be cancelled, (y) shares to be cancelled in accordance with Section 1.11(k) and (z) Dissenting Shares (as defined below)) shall become, and be converted into, the right to receive an amount in cash equal to, and each holder thereof shall be entitled to receive, subject to the execution and delivery of the Shareholder Required Documentation (as defined below) by such holder, the Per Share Purchase Price. Notwithstanding the foregoing, each share of Company Preferred Stock owned by any direct or indirect Subsidiary of the Company shall remain outstanding as shares in the Surviving Corporation, and no payment shall be made with respect thereto.
(j)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares of Company Common Stock held by Buyer or Merger Sub, including all shares of Company Common Stock purchased by Merger Sub pursuant to the Securities Sale, which shall be cancelled, (y) shares to be cancelled in accordance with Section 1.11(k) and (z) Dissenting Shares (as defined below)) shall become, and be converted into, the right to receive an amount in cash equal to, and each holder thereof shall be entitled to receive, subject to the execution and delivery of the Shareholder Required Documentation (as defined below) by such holder, the Per Share Purchase Price. Notwithstanding the foregoing, each share of Company Common Stock owned by any direct or indirect Subsidiary of the Company shall remain outstanding as shares in the Surviving Corporation, and no payment shall be made with respect thereto.
(k)    Each share of Company Common Stock and each share of Company Preferred Stock held as treasury stock by the Company immediately prior to the Effective Time shall be cancelled and retired, and shall cease to exist, and no payment shall be made with respect thereto.
1.12    Surrender and Exchange of Certificates.
(a)    Exchange Procedures. Promptly after the filing of the Certificate of Ownership with the Secretary of State of the State of California but in any event within ten (10) Business Days after the Closing Date, Buyer shall cause to be mailed or delivered to each holder of record of book-entry shares, or a certificate or certificates (the “Certificates”) that represented as of the Effective Time outstanding shares, of Company Preferred Stock or Company Common Stock to be exchanged pursuant to Section 1.11(i) or Section 1.11(j), respectively, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent (to the extent such shares are certificated) and shall be in such form and have such other provisions as Buyer may reasonably specify) and instructions for use in effecting the surrender of the Certificates that represented such shares (to the extent such shares are certificated) in exchange for payment of the consideration therefor. Upon surrender of a Certificate to the Exchange Agent (to the extent such shares are certificated), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (collectively, the “Shareholder Required Documentation”), the holder of such shares shall be entitled to receive in exchange therefor payment of the Per Share Purchase Price which such holder has the right to receive pursuant to Section 1.11(i) or Section 1.11(j), as applicable, after giving effect to any required withholdings and without interest, and the Certificate so surrendered shall forthwith be canceled.
(b)    Required Withholding. Each of the Exchange Agent, Buyer, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Preferred Stock or Company Common Stock such amounts as the Exchange Agent, Buyer, Merger Sub or the

Surviving Corporation reasonably determines that are required to be deducted or withheld therefrom under United States federal or state, local or foreign Law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(c)    Lost, Stolen or Destroyed Certificates. In the event any Certificates representing Company Preferred Stock or Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an acceptable affidavit of that fact by the holder thereof and the delivery of such other documents reasonably requested by the Exchange Agent, the applicable cash amount pursuant to Section 1.11(i) or Section 1.11(j), as applicable; provided, however, that Buyer may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates (i) to execute an indemnity agreement with respect to such Certificate in the form reasonably specified by Buyer, and that is reasonably acceptable to the Company, prior to the Effective Time and (ii) in the case of any such Certificate representing more than $10,000 of Company Preferred Stock or Company Common Stock, as applicable, to post a bond in such reasonable amount and on such customary terms as Buyer may direct as indemnity against any claim that may be made against Buyer or the Exchange Agent with respect to such Certificate.
1.13    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, with respect to any shares of Company Preferred Stock or Company Common Stock held by shareholders of the Company who have not elected to receive payment pursuant to Section 1.12 and who are entitled to demand and who have properly exercised and perfected and/or reserved their appraisal or dissenters’ rights (the “Dissenting Shares”) in accordance with the CCC, such Dissenting Shares shall not be converted into or represent the right to receive the consideration payable pursuant to this Agreement upon consummation of the Merger, but, instead, the holders of Dissenting Shares shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the applicable provisions of the CCC, unless and to the extent that any such holder of Dissenting Shares shall have irrevocably forfeited its right to appraisal under the applicable provisions of the CCC or irrevocably withdrawn its demand for appraisal. If any such holder of Dissenting Shares has so irrevocably forfeited or withdrawn its right to appraisal of Dissenting Shares, then, as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration payable in respect of such shares pursuant to this Agreement, without interest, which payments shall be made pursuant to the terms of this Agreement, and Buyer and Merger Sub shall set aside such amounts as needed to make such payments.
1.14    No Further Transfers. Following the Closing, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of Company Preferred Stock or Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented (for transfer or otherwise) to the Surviving Corporation or the Exchange Agent, such Certificate shall be canceled and, subject to Section 1.11(i) or Section 1.11(j), as applicable, and the procedures provided for in Section 1.12, payment shall be made of the consideration provided for in this Agreement in respect of the number of shares of Company Preferred Stock or Company Common Stock, as the case may be, represented by such Certificate.
1.15    Termination of Rights. All consideration paid upon surrender of shares of Company Preferred Stock or Company Common Stock in accordance with the provisions of this Article 1, including the rights to additional payments under Sections 1.3(g) and 1.3(h), shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Preferred Stock or Company Common Stock. After the Effective Time, holders of Company Preferred Stock and Company Common Stock will cease to be, and will have no rights as, stockholders of the Company, and such holders’ rights will consist only of (i) in the case of shares other than Dissenting Shares, the right to receive the consideration provided for in this Agreement in respect of such shares, and (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under the applicable provisions of the CCC. Until surrendered for cancellation in accordance with the provisions of this Article 1, each share of Company Preferred Stock or Company Common Stock, or the right to receive shares of Company Preferred Stock or Company Common Stock, shall, from and after the Effective Time, represent (A) in the case of shares other than Dissenting Shares, the right to receive the consideration provided for in this Agreement in respect of such shares, without interest thereon, and (B) in the case of Dissenting Shares, the rights afforded to the holders thereof under the applicable provisions of the CCC. If any shares of Company Preferred Stock or Company Common Stock have not been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which the applicable Consideration in respect of such shares would otherwise escheat to or become the property of any Governmental Body), any cash, dividends, distributions or other things of value in respect of such shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person, whether previously entitled thereto or not.
1.16    No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Company Securities for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
1.17    Optionholders. The Company has caused to be delivered to each In-Money Optionholder a cancellation agreement (the “Option Cancellation Agreement”) which provides that upon receipt and deposit of the Option Consideration, all Options (whether vested or unvested) held by the In-Money Optionholder will be cancelled and be of no further force and effect. Within two (2) Business Days following the later of the Effective Time and delivery of the Option Cancellation Agreement, duly completed and properly executed, the In-Money Optionholder shall be entitled to receive the applicable amounts payable pursuant to Section 1.3. Upon each In-Money Optionholder’s delivery of the Option Cancellation Agreement and receipt of the Option Consideration, all Options shall be automatically canceled and retired and cease to exist, and no holder of any Option (whether vested or unvested, or exercised or unexercised) will have any rights to, or as a holder of, Options to purchase shares of Company Common Stock issuable thereunder. The Company has delivered or caused to be delivered to all Optionholders (other than In-Money Optionholders) the written notice required to be delivered to such Optionholders pursuant to Section 11(C) of the Stock Option Plan in connection with the transactions contemplated by this Agreement.

1.18    Warrantholders. The Company has caused to be delivered to each Warrantholder a cancellation agreement (the “Warrant Cancellation Agreement”) which provides that upon receipt of the Warrant Shares, if applicable, all Warrants held by the Warrantholder will be cancelled and be of no further force and effect. Within two (2) Business Days following the later of the Effective Time and delivery of the Warrant Cancellation Agreement, duly completed and properly executed, the Warrantholder shall be entitled to receive in exchange therefore from the Share Exchange Fund the applicable amounts payable pursuant to Section 1.3. Upon each such Warrantholder’s delivery of the Warrant Cancellation Agreement and receipt of the Warrant Shares, if applicable, all Warrants shall be automatically canceled and retired and cease to exist, and no holder of any Warrant (whether exercised or unexercised) will have any rights to, or as a holder of, Warrants to purchase shares of Company Preferred Stock or Company Common Stock issuable thereunder.
1.19    Consideration Spreadsheet.
(a)    Concurrently with the execution and delivery of this Agreement, the Company has prepared and delivered to Buyer a spreadsheet (the “Consideration Spreadsheet), which is attached hereto as Schedule 1.1 and sets forth, as of the Closing Date, the following:
(i)    the names and addresses of all Company Shareholders and the number of shares of Company Preferred Stock and Company Common Stock held by such Persons;
(ii)    the names, and addresses to the extent reasonably available of all Optionholders, together with the number of shares of Company Common Stock subject to Options held by such Optionholders, the grant date, exercise price and vesting schedule for such Options;
(iii)    the names, and addresses to the extent reasonably available of all Warrantholders, together with the number of shares of Company Common Stock subject to Warrants held by such Warrantholders and the exercise price for such Warrants;
(iv)    detailed calculations of the Consideration;
(v)    each Seller Party’s Pro Rata Percentage (as a percentage interest and the interest in dollar or stock terms, as applicable) of the Consideration;
(vi)    each Seller Party’s Pro Rata Percentage (as a percentage interest and the interest in dollar or stock terms, as applicable) of the amount to be contributed to the Escrow Funds and the shares of Buyer Common Stock to be contributed to the Escrow Shares;
(vii)    each Seller Party’s Pro Rata Percentage (as a percentage interest and the interest in dollar or stock terms, as applicable) of the Earnout Funds and the Earnout Shares; and
(viii)    each Seller Party’s Pro Rata Percentage (as a percentage interest and the interest in dollar or stock terms, as applicable) of the amount to be contributed to the Adjustment Funds and the shares of Buyer Common Stock to be contributed to the Adjustment Shares.

(b)    The Parties agree that Buyer and Merger Sub shall be entitled to rely on Schedule 1.1 in making payments under Article 1 and Buyer and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet.
1.20    Post-Closing Purchase.
(a)    Any Person listed as a Seller on the signature pages hereto (a “Potential Seller”) who has delivered an executed signature page to this Agreement and to each of the applicable Ancillary Agreements to Buyer on or prior to the date that is two (2) Business Days prior to the Effective Time shall be considered a Seller for purposes of this Agreement. Buyer agrees that it shall acquire from any Potential Seller that delivers an executed signature page to this Agreement after the Closing but on or prior to the date that is two (2) Business Days prior to the Effective Time the Seller Securities set forth next to such Potential Seller’s name in Schedule 1.1. In addition, each of the Parties hereto acknowledges and agrees that, following the Closing, Buyer may purchase the Seller Securities set forth on Schedule 1.1 from any of the other Potential Sellers that subsequently deliver an executed signature an executed signature page to the Agreement. All such purchases shall be at a price per Seller Security equal to the price per share of Seller Security paid to the Sellers at the Closing (each, a “Post-Closing Purchase”). Any Post-Closing Purchase will be effected by Buyer accepting counterparty signature pages to this Agreement and to each of the applicable Ancillary Agreements indicating such equityholder is to be a Seller hereunder, which signature pages were delivered by such equityholder to the Company pursuant to the instructions included in the Shareholder Required Documentation. Without limitation Buyer’s ability to effect any Post-Closing Purchase or other acquisition of Seller Securities, upon delivery and acceptance of any such equityholder’s counterpart signature pages to this Agreement and the applicable Ancillary Agreements, such equityholder shall be deemed to be a Seller for all purposes of this Agreement, such equityholder’s Seller Securities shall be deemed to be Seller Securities sold, transferred, assigned, conveyed and delivered hereunder, and such equityholder shall be deemed to make all of the representations, warranties, covenants and agreements of a Seller contained herein, including (i) making the representations and warranties made by a Seller in Section 2.1 effective as of the date of such Post-Closing Purchase and making the representations and warranties made by a Seller in Article 3 effective as of the Closing, (ii) agreeing to the terms of this Article 1 with respect to adjustments to the Consideration, Article 6 (Remedies for Breaches of this Agreement), Section 7.1 (Tax Indemnification) and Section 9.16 (Representative), and (iii) delivering a portion of the consideration payable to such equityholder into escrow. Any Potential Seller who delivers a counterpart signature page to this Agreement and to each of the applicable Ancillary Agreements after the date that is two (2) Business Days prior to the Effective Time which Buyer does not accept as a Seller hereunder shall be deemed to be a Seller Party other than a Seller, and such equityholder’s Seller Securities shall not be included in the Seller Securities sold, transferred, assigned, conveyed and delivered hereunder. Any equityholder of the Company who delivers a counterpart signature page to this Agreement and to each of the applicable Ancillary Agreements indicating that such equityholder is a Seller Party other than a Seller shall be deemed to be a Seller Party other than a Seller for all purposes hereunder.

(b)    If less than all of the Potential Sellers have delivered executed signature pages to this Agreement and to the applicable Ancillary Agreements when the Closing occurs, then (i) when determining the number of shares of Buyer Common Stock to be paid to each Seller at the Closing, the number of shares of Buyer Common Stock in the definitions of Buyer Shares, Initial Earnout Shares, Second Earnout Shares and Final Earnout Shares shall automatically be deemed to be proportionately decreased (based on the number of Seller Securities to be sold by the Potential Sellers that have executed signature pages as compared to the total number of Seller Securities that would have been sold if all Potential Sellers had executed signature pages), and then automatically be deemed to be proportionately increased following Closing only in the event that Post-Closing Purchase are made hereunder, (ii) when determining the amount in cash to be deposited with the Exchange Agent at or immediately prior to the Effective Time, the amount in cash in the definition of Cash Consideration shall automatically be deemed to be proportionately increased (based on the number of Seller Securities to be sold by Potential Sellers that have executed signature pages as compared to the total number of Seller Securities that would have been sold if all Potential Sellers had executed signature pages), and then automatically be deemed to be proportionately decreased following Closing only in the event that Post-Closing Purchase are made hereunder, (iii) the number of shares of Buyer Common Stock in the definitions of Adjustment Escrow Shares and Indemnity Shares shall automatically be deemed to be proportionately decreased at Closing (based on the number of Seller Securities to be sold by Potential Sellers that have executed signature pages as compared to the total number of Seller Securities that would have been sold if all Potential Sellers had executed signature pages), and then automatically be deemed to be proportionately increased following Closing only in the event that Post-Closing Purchase are made hereunder, and (iv) the amount in cash in the definitions of Adjustment Escrow Funds and Indemnity Funds shall automatically be deemed to be proportionately increased at Closing (based on the number of Seller Securities to be sold by Potential Sellers that have executed signature pages as compared to the total number of Seller Securities that would have been sold if all Potential Sellers had executed signature pages), and then automatically be deemed to be proportionately decreased following Closing only in the event that Post-Closing Purchase are made hereunder.
(c)     In the event that a Potential Seller has delivered executed counterpart signature pages to this Agreement and the applicable Ancillary Agreements in accordance with Section 1.20(a), Buyer and the Representative shall issue joint written instructions to the Escrow Agent to release from the Escrow Accounts the portion of the Indemnity Escrow Funds and the Adjustment Escrow Funds having an aggregate value on the date thereof equal to the value of the Indemnity Escrow Shares and Adjustment Escrow Shares that would have been attributable to such Potential Seller had such Potential Seller been a Seller at the Closing.  Upon receipt of such amount, Buyer shall deposit or cause to be deposited in the Escrow Accounts the number of Indemnity Escrow Shares and Adjustment Escrow Shares attributable to such Potential Seller as a Seller hereunder.
(d)    Without limiting Section 9.9, each of the Parties hereto acknowledges and agrees that Buyer and Representative may revise, modify or amend this Agreement and any Ancillary Agreement (including Schedule 1.1) to reflect any matter contemplated by this Section 1.20.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION
2.1    Representations and Warranties of Sellers. Each Seller, severally and not jointly, represents and warrants to Buyer and Merger Sub that the statements contained in this Section 2.1 are correct and complete as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule.
(j)    Authorization of Transaction. Such Seller, if an entity, is a corporation, limited liability company or limited partnership duly formed, validly existing and in good standing under the Laws of the State of its formation. Such Seller has full power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder. If such Seller is an entity, then the execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party and the performance by such Seller of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate, limited liability company or partnership action of such Seller. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which such Seller is a party constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Such Seller is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is a party.
(k)    Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which such Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which such Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets is subject, (iii) result in the imposition or creation of a Lien upon or with respect to the Company Securities or (iv) violate any provision of the Organizational Documents of such Seller, if an entity.
(l)    Brokers’ Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.
(m)    Company Securities. Such Seller holds of record and owns beneficially the number of Seller Securities set forth next to such Seller’s name in Schedule 1.1, free and clear of any Liens. Such Seller is not a party to, and such Seller’s Seller Securities are not subject to, any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer, or otherwise dispose of any Seller Securities (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any Seller Securities. Such Seller’s Seller Securities have been issued in uncertificated, book-entry form and no certificates representing, or other instruments evidencing an interest in, such Seller’s Seller Securities have been issued or are currently outstanding.
(n)    Litigation. Such Seller is not engaged in or a party to or, to the Knowledge of such Seller, threatened with any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or any of its Subsidiaries or the transactions contemplated by this Agreement, and such Seller has not received written or, to the Knowledge of such Seller, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or any of its Subsidiaries or the transactions contemplated by this Agreement.
(o)    Accredited Investor. Such Seller (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) is aware that the Buyer Shares have not been registered under the Securities Act and that issuance of Buyer Shares to such Seller in the Securities Sale is being made in reliance on a private placement exemption from registration under the Securities Act; (iii) is acquiring the Buyer Shares for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; (iv) is an informed, sophisticated Person with sufficient knowledge and experience in investment and financial matters so as to be capable of evaluating the risks and merits of its or his purchase of the Buyer Shares; (v) has determined that the acquisition of the Buyer Shares is consistent with its or his general business and investment objectives; (vi) has no present intention of selling, granting any participation in, or otherwise distributing the Buyer Shares; (vii) does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Buyer Shares; and (viii) if such Seller is not a natural person, has not been formed for the specific purpose of acquiring the Buyer Shares.
(p)    No General Solicitation. Neither such Seller, nor any of its officers, directors, employees, agents, stockholders or partners, if applicable, has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Buyer Shares.
(q)    No Related Party. Such Seller is not, and upon the Closing will not be, (i) a director, officer or substantial security holder of Buyer (each, a “Related Party”), (ii) a Subsidiary, Affiliate or other closely-related person of a Related Party; or (iii) any company or entity in which a Related Party has a substantial direct or indirect interest.
2.2    Representations and Warranties of Buyer and Merger Sub. Buyer and Merger Sub represent and warrant to the Company and the Sellers that the statements contained in this Section 2.2 are correct and complete as of the Closing Date.
(k)    Organization of Buyer and Merger Sub. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the State of California.
(l)    Authorization of Transaction. Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by each of Buyer and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party and the performance by it of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action of Buyer and Merger Sub, respectively. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Buyer and Merger Sub is a party constitute the valid and legally binding obligation of Buyer and Merger Sub, respectively, enforceable against Buyer and Merger Sub, respectively, in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as required to comply with applicable federal and state securities Laws, each of Buyer and Merger Sub is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer or Merger Sub, respectively, is a party.
(m)    Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer or Merger Sub is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which Buyer or Merger Sub, respectively, is subject, (ii) violate any provision of the Organizational Documents of Buyer or Merger Sub, respectively, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer or Merger Sub, respectively, is a party or by which it is bound or to which any of its assets is subject.
(n)    Brokers’ Fees. Each of Buyer and Merger Sub does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.
(o)    Investment. Buyer is not acquiring the Company Securities with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.
(p)    Capitalization. The authorized capital stock of Buyer consists of 100,000,000 shares of common stock, $0.01 par value per share (“Buyer Common Stock”), and 25,000,000 shares of “blank check” preferred stock, of which no shares have been designated by Buyer’s board of directors. All issued and outstanding shares of capital stock of Buyer have been duly authorized and validly issued, are fully paid and non-assessable and have been issued without violation of any preemptive right or other right to purchase. All shares of Buyer Common Stock deliverable pursuant to this Agreement have been reserved for issuance, duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, non-assessable and free of preemptive rights, and issued in compliance with applicable securities Laws (assuming the accuracy of all representations and warranties made by the Seller Parties and the Company in this Agreement and in any of the certificates, instruments or documents contemplated by this Agreement). As of October 13, 2015, 41,689,643 shares of Buyer Common Stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. There are no other stock or other ownership interests in Buyer or outstanding securities convertible or exchangeable into stock or other ownership interests of Buyer.
(q)    SEC Reports.
(ix)    Buyer has filed with the SEC all forms, reports and documents required to be filed by Buyer since January 1, 2013 (collectively, the “Buyer SEC Reports”). As of their respective dates, the Buyer SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Buyer makes no representation or warranty whatsoever concerning any Buyer SEC Report as of any time other than the date or period with respect to which it was filed. None of Buyer’s subsidiaries is required to file any forms, reports or other documents with the SEC. The chief executive officer and the chief financial officer of Buyer have signed, and Buyer has filed with the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002 and such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither Buyer nor any of its officers has received notice from any Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing of such certifications. As used in this Section 2.2(g), the term “file” shall be broadly construed to include any manner in which a document or information is filed with the SEC.
(x)    At the time they were filed with the SEC, the consolidated financial statements of Buyer included in most recent quarterly report on Form 10-Q under the Securities Exchange Act complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, had been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, as permitted by Form 10-Q of the SEC) and fairly presented in all material respects the consolidated financial position of Buyer and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the interim financial statements to normal year-end adjustments and the absence of notes).
(r)    Litigation. Buyer is not engaged in or a party to or, to the Knowledge of Buyer, threatened with any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the transactions contemplated by this Agreement, and Buyer has not received written or, to the Knowledge of Buyer, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the transactions contemplated by this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
The Company represents and warrants to Buyer and Merger Sub that the statements contained in this Article 3 are correct and complete as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule.
3.1    Organization, Qualification, and Power. Section 3.1(a) of the Disclosure Schedule sets forth the jurisdiction of incorporation or formation of the Company and each of its Subsidiaries and each state or other jurisdiction in which the Company and each of its Subsidiaries is licensed or qualified to do business. The Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of incorporation or formation. The Company and each of its Subsidiaries are duly authorized to conduct their business and are in good standing under the Laws of each jurisdiction where such qualification is required. The Company and each of its Subsidiaries have full corporate power and authority and all Permits necessary to carry on the businesses in which they are engaged and to own, lease and use the properties owned, leased and used by them. Section 3.1(b) of the Disclosure Schedule lists the board of directors, managers, management board and officers, as the case may be, of the Company and each of its Subsidiaries. The Company has delivered to Buyer and Merger Sub correct and complete copies of the Organizational Documents, the minute book and stock record books for the Company and each of its Subsidiaries, each of which is correct and complete. Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of their Organizational Documents.
3.2    Authorization of Transaction. The Company and each of its Subsidiaries have full corporate power, authority and legal capacity to execute and deliver the Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company and its Subsidiaries of the Agreement and the Ancillary Agreements to which it is a party and the performance by the Company and its Subsidiaries of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action of the Company and its Subsidiaries. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which the Company and its Subsidiaries are a party constitute the valid and legally binding obligation of the Company and such Subsidiaries (as the case may be), enforceable against the Company and such Subsidiaries (as the case may be) in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Neither the Company nor any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company or any of its Subsidiaries is a party.

3.3    Capitalization and Subsidiaries.
(g)    All of the Company Securities are owned beneficially and of record by the Seller Parties. The Company Securities represent 100% of the outstanding stock or other ownership interests in the Company. All of the Company Securities have been duly authorized, are validly issued, fully paid, and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Section 3.3(a) of the Disclosure Schedule lists the Company’s authorized stock and the record and beneficial owner of such stock, and each such owner has good and indefeasible title to all of the stock listed next to such holder’s name on Schedule 1.1 free and clear of all Liens. Except as set forth on Section 3.3(a) of the Disclosure Schedule, there are no other stock or other ownership interests in the Company or outstanding securities convertible or exchangeable into stock or other ownership interests of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem stock or other ownership interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other Contracts with respect to the voting of the stock or other ownership interests of the Company. Upon the Closing, the Seller Securities will be delivered to Buyer free and clear of all Liens (other than any Liens which may result from any actions taken by Buyer), and Buyer will have good and marketable title to the Seller Securities.
(h)    All of the Subsidiaries, direct and indirect, of the Company are listed in Section 3.3(b)(i) of the Disclosure Schedule. Section 3.3(b)(i) of the Disclosure Schedule lists the entire authorized stock or other ownership interests of each such Subsidiary and the record and beneficial owner of such stock or other ownership interests, all of which have been duly authorized, are validly issued, fully paid and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Except as set forth on Section 3.3(b)(ii) of the Disclosure Schedule, the Company owns, directly or indirectly, all of the stock or other ownership interests of the Subsidiaries listed in Section 3.3(b)(i) of the Disclosure Schedule, free and clear of all Liens. There are no other stock or other ownership interests in any Subsidiary required to be listed on Section 3.3(b)(i) of the Disclosure Schedule or outstanding securities convertible or exchangeable into stock or other ownership interests of any such Subsidiary, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any such Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem stock or other ownership interests in any such Subsidiary. There are no outstanding or authorized equity appreciation, phantom appreciation, profit participation or similar rights with respect to any Subsidiary listed on Section 3.3(b)(i) of the Disclosure Schedule. There are no voting trusts, proxies or other Contracts with respect to the voting of the stock or other ownership interests of any such Subsidiary.
(i)    All shares of Company Preferred Stock and Company Common Stock held by any Person have been issued in uncertificated, book-entry form and no certificates representing, or other instruments evidencing an interest in, any shares of Company Preferred Stock or Company Common Stock have been issued or are currently outstanding.

3.4    Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company or any of its Subsidiaries is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with any Law or Order to which the Company or any of its Subsidiaries is subject, (ii) violate or conflict with any provision of the Organizational Documents of the Company or any of its Subsidiaries, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any Contract or Permit to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).
3.5    Brokers’ Fees. Except as set forth on Section 3.5 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
3.6    Assets.
(a)    The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by them, located on their premises or shown on the Most Recent Balance Sheet or acquired after the date thereof (other than inventory sold in the Ordinary Course of Business), free and clear of all Liens, except for Permitted Liens. The assets, properties and rights owned by the Company and its Subsidiaries are all the assets, properties and rights used by the Company and its Subsidiaries in the operation of the Business or necessary to operate the businesses of the Company and its Subsidiaries, consistent with past practice.
(b)    The buildings, machinery, equipment and other tangible assets that the Company and its Subsidiaries own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.
3.7    Financial Statements; Interim Conduct.
(a)    Attached to Section 3.7(a)-1 of the Disclosure Schedule are correct and complete copies of the following financial statements of the Company and its Subsidiaries (collectively, the “Financial Statements”): (i) unaudited consolidated balance sheets, statements of income and cash flows as of and for the fiscal year ended December 31, 2014 (the “Most Recent Fiscal Year End”); and (ii) unaudited consolidated balance sheets, statements of income and cash flows (the “Most Recent Financial Statements”) as of and for the six (6) month period ended June 30, 2015 (the “Most Recent Fiscal Month End”). The Financial Statements are correct and complete and consistent with the books and records of the Company and its Subsidiaries (which are in turn correct and complete), present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Company and its Subsidiaries as of and for their respective dates and for the periods then ending and, except as set forth on Section 3.7(a)-2 of the

Disclosure Schedule, have been prepared in accordance with GAAP, consistently applied; provided, however, that the Most Recent Financial Statements are subject to normal, recurring year-end adjustments and lack notes (none of which will be material individually or in the aggregate).
(b)    Since the Most Recent Fiscal Year End, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business, and there has not been any Material Adverse Change and no event has occurred which could reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, except as set forth on Section 3.7(b) of the Disclosure Schedule, since the Most Recent Fiscal Year End the Company and its Subsidiaries have not:
(iii)    sold, leased, transferred or assigned any assets or property (tangible or intangible) with a value in excess of $50,000, other than sales of inventory in the Ordinary Course of Business;
(iv)    experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or property (tangible or intangible) in excess of $50,000;
(v)    received notice from any Person regarding the acceleration, termination, modification or cancelation a Contract, which, if in existence on the date hereof, would be required to be listed on Section 3.13 of the Disclosure Schedule;
(vi)    issued, created, incurred or assumed any Debt involving more than $50,000;
(vii)    forgave, canceled, compromised, waived or released any Debt owed to it or any right or claim involving more than $50,000;
(viii)    issued, sold or otherwise disposed of any of its stock or other ownership interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its stock or other ownership interests or declared, set aside, made or paid any dividend or distribution with respect to its stock or other ownership interests or redeemed, purchased or otherwise acquired any stock or other ownership interest or amended or made any change to any of its Organizational Documents or made any other payment to its members or stockholders (or any Affiliates of such members or stockholders);
(ix)    granted any increase in salary or bonus or otherwise increased the compensation or benefits payable or provided to any director, officer, employee, consultant, advisor or agent in excess of $50,000, except wage or salary increases set forth on Section 3.7(b)(vii) of the Disclosure Schedule required by existing Contracts;
(x)    engaged in any promotional, sales or discount or other activity that has or could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing, other than in its ordinary course of business;

(xi)    made any commitment outside of the Ordinary Course of Business or in excess of $50,000 in the aggregate for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with its capital expense budget;
(xii)    instituted any material change in the conduct of its business or any material change in its accounting practices or methods, cash management practices or method of purchase, sale, lease, management, marketing, or operation;
(xiii)    taken or omitted to take any action which could be reasonably anticipated to have a Material Adverse Change;
(xiv)    made, changed or rescinded any Tax election, settled or compromised any Tax liability, amended any Tax Return or took any position on any Tax Return, took any action, omitted to take any action or entered into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax assets of Buyer or Merger Sub in respect of any taxable period ending after the Closing Date;
(xv)    collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the Ordinary Course of Business;
(xvi)    entered into any transaction with any Affiliate; and
(xvii)    agreed or committed to do any of the foregoing.
(c)    All notes and accounts receivable reflected on the Most Recent Financial Statements, and all accounts receivable of the Company and its Subsidiaries generated since the Most Recent Fiscal Month End (the “Receivables”), constitute bona fide receivables resulting from the sale of inventory, services or other obligations in favor of the Company and its Subsidiaries as to which full performance has been fully rendered, and are valid and enforceable claims. To the Knowledge of the Company, the Receivables are not subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the accounts receivable. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable and, except as set forth on Section 3.7(c) of the Disclosure Schedule, have been determined in accordance with GAAP, consistently applied in accordance with past custom and practice.
(d)    The accounts payable of the Company and its Subsidiaries reflected on the Most Recent Financial Statements arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business, or are being contested by the Company and its Subsidiaries in good faith.
(e)    The inventory of the Company and its Subsidiaries (i) does not include any items that are obsolete or of a quantity or quality not usable or salable in the Ordinary Course of Business and (ii) includes only items sold by the Company and its Subsidiaries in the Ordinary

Course of Business. The inventory disposed of subsequent to the date of the Most Recent Fiscal Month End has been disposed of only in the Ordinary Course of Business. No inventory of the Company and its Subsidiaries is held on a consignment basis. The quantities of each item of inventory of the Company and its Subsidiaries (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries.
3.8    Undisclosed Liabilities. The Company and its Subsidiaries do not have any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities that (a) are accrued or reserved against in the Most Recent Financial Statements, (b) were incurred subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business, (c) result from the obligations of the Company under this Agreement or the Ancillary Agreements or (d) liabilities and obligations pursuant to any Contract listed on Section 3.13 of the Disclosure Schedule or not required by the terms of Section 3.13 to be listed on Section 3.13 of the Disclosure Schedule, in either case which arose in the Ordinary Course of Business and did not result from any default, tort, breach of contract or breach of warranty.
3.9    Legal Compliance.
(l)    The Company and its Subsidiaries, and their respective predecessors and Affiliates, have complied and are in material compliance with all applicable Laws and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened alleging any failure so to comply. Since January 1, 2013, the Company and its Subsidiaries have not received any notice or communication alleging any non-compliance of the foregoing.
(m)    Section 3.9(b) of the Disclosure Schedule sets forth a correct and complete list all material Permits held by the Company and its Subsidiaries. Such Permits (i) constitute all Permits necessary for the operation of the business of the Company and its Subsidiaries and (ii) are in full force and effect. No Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any Permit.
(n)    Neither the Company, nor any of its Subsidiaries, nor any of their officers, managers, members, directors, agents, employees or any other Persons acting on their behalf has, to the Knowledge of the Company, (i) made any illegal payment or provided any unlawful compensation or gifts to any officer or employee of any Governmental Body, or any employee, customer or supplier of the Company and its Subsidiaries, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such payments, contributions or gifts.
3.10    Tax Matters.
(d)    The Company and its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns that they were required to file. All such Tax Returns are correct and complete in all material respects. All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid or are reflected as reserves on the Most

Recent Financial Statements. The Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company Securities or any of the assets of the Company or any of its Subsidiaries.
(e)    Adequate reserves and accruals have been established to provide for the payment of all Taxes which are not yet due and payable with respect to the Company and its Subsidiaries.
(f)    No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company and its Subsidiaries that has not been paid, settled or otherwise resolved. There is no Proceeding or audit now pending, proposed or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or concerning the Company or any of its Subsidiaries with respect to any Taxes. The Company and its Subsidiaries have not been notified by any taxing authority that any issues have been raised with respect to any Tax Return. There has not been, within the past three (3) calendar years, an examination or written notice of potential examination of the Tax Returns filed with respect to the Company or any of its Subsidiaries by any taxing authority.
(g)    All Taxes that are required to be withheld or collected by the Company and its Subsidiaries, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or stockholders of the Company or any of its Subsidiaries, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws.
(h)    No claim has been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction within the past three (3) calendar years.
(i)    The Company and its Subsidiaries are not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and are not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.
(j)    Neither the Company nor any of its Subsidiaries will be required as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), (iii) any installment sale or open transaction disposition, or (iv) the receipt of any prepaid revenue, to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date that would not have otherwise so been included or excluded as the case may be.
(k)    Neither the Company nor any of its Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(l)    Section 3.10(i) of the Disclosure Schedule lists all Tax Returns filed by the Company and its Subsidiaries for Tax periods ended on or after December 31, 2012, indicates those

Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency.
(m)    There is no Contract to which the Company or any of its Subsidiaries is a party that will, individually or collectively, result in the payment of any amount that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code.
(n)    Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Reg. §1.6011-4(b).
(o)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
3.11    Real Property.
(a)    Section 3.11(a) of the Disclosure Schedule lists the address and legal description of all Owned Properties. Section 3.11(a) of the Disclosure Schedule contains a correct description (including, without limitation, a legal description) of each Owned Property. With respect to each Owned Property:
(i)    the Company or its Subsidiary set forth on Section 3.11(a) of the Disclosure Schedule is the sole titleholder of record and owns good and marketable indefeasible fee simple absolute title and all equitable interest therein to the land, land improvements and buildings legally described as set forth in Section 3.11(a) of the Disclosure Schedule, together with all privileges, rights, easements, hereditaments, and appurtenances thereunto belonging, free and clear of all Liens, except as set forth in Section 3.11(a)(i) of the Disclosure Schedule; and
(ii)    except as set forth in Section 3.11(a)(ii) of the Disclosure Schedule, the Company and its Subsidiaries have not leased, licensed or otherwise granted to any Person the right to use or occupy such Owned Properties or any portion thereof.
(b)    Section 3.11 of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. The Company has made available to Buyer and Merger Sub a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.
(c)    Subject to the respective terms and conditions in the Leases, the Company or one of its Subsidiaries is the sole legal and equitable owner of the leasehold interest in the Leased Real Property and possesses good and marketable, indefeasible title thereto, free and clear of all Liens (other than Permitted Liens).

(d)    With respect to each parcel of Real Property: (i) there are no pending or, to the Knowledge of the Company, threatened condemnation Proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof; (ii) the ownership and operation of the Real Property in the manner in which it is now owned and operated comply with all zoning, building, use, safety or other similar Laws; (iii) all Improvements on any such parcel are in good operating condition, ordinary wear and tear excepted, are supplied with utilities and other services necessary for the operation of the business as currently conducted at such facilities and safe for their current occupancy and use; (iv) neither the Company, nor any of its Subsidiaries nor any Seller has received any notice of any special Tax, levy or assessment for benefits or betterments that affect any parcel of Real Property and, to the Knowledge of the Company, no such special Taxes, levies or assessments are pending or contemplated; (v) there are no Contracts granting to any third party or parties the right of use or occupancy of any such parcel, and there are no third parties (other than the Company and its Subsidiaries) in possession of any such parcel; and (vi) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the Knowledge of the Company, threatened termination of such access. The Real Property comprises all of the real property used or intended to be used in the business of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any Contract or option to purchase any real property or any portion thereof or interest therein.
3.12    Intellectual Property.
(a)    To the Knowledge of the Company, the Company and its Subsidiaries own and possess or have the right to use all Intellectual Property necessary for the operation of the business of the Company and its Subsidiaries.
(b)    To the Knowledge of the Company, the Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties in any respect, and neither the Company, nor any of its Subsidiaries, nor any of their directors and officers, nor any Seller has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or one of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party has interfered with, challenged, infringed upon, misappropriated, or violated any Intellectual Property rights of the Company or its Subsidiaries.
(c)    Section 3.12(c)(i) of the Disclosure Schedule identifies each patent, trademark, service mark, Internet domain name, and copyright that is registered, filed, or issued with any Governmental Entity and is owned by the Company or any of its Subsidiaries, identifies each pending patent application or application for trademark, service mark, Internet domain name, and copyright registration which the Company or any of its Subsidiaries owns, and identifies each license, sublicense, agreement, or other permission pursuant to which the Company or any of its Subsidiaries has granted any rights to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to Buyer and Merger Sub correct and complete copies of all Intellectual Property licenses, sublicenses, agreements, and permissions (as amended to date). Section 3.12(c)(ii) of the Disclosure Schedule identifies each trade name or unregistered trademark, service mark, corporate name, copyrighted work and material Software item used by the Company or any of its Subsidiaries in connection with its Business. To the Knowledge of the Company, the Company or one of its Subsidiaries has all right, title and interest in and to, free and clear of any Lien, license, or other restriction or limitation regarding use, except for non-exclusive licenses granted by the Company or Subsidiary in the Ordinary Course of Business, and has the sole and exclusive right to use (and the Seller Parties and their Affiliates do not have and do not claim to have any individual right to use) all the Intellectual Property required to be disclosed on Sections 3.12(c)(i) and 3.12(c)(ii) of the Disclosure Schedule (subject to the applicable license agreements listed in Sections 3.12(c)(i) and 3.12(c)(ii) of the Disclosure Schedule), and such Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by the Company or such Subsidiary, as the case may be, and neither the Company nor any of its Subsidiaries has received any written claim challenging the validity or effectiveness of such Intellectual Property other than office actions and similar examination procedures in the ordinary course of prosecuting applications for such Intellectual Property, and such Intellectual Property is valid and enforceable. Each item of Intellectual Property owned or used by the Company and its Subsidiaries immediately prior to the Closing will be owned or available for use, respectively, by the Company and its Subsidiaries immediately subsequent to the Closing on identical terms and conditions as owned or used by the Company and its Subsidiaries immediately prior to the Closing.
(d)    To the Knowledge of the Company, the Company and its Subsidiaries own and possess or have the right to use all Software used by the Company and its Subsidiaries in the operation of its business.
(e)    The Company and its Subsidiaries have materially complied with all of their confidentiality obligations under each Contract to which the Company or any of its Subsidiaries is a party.
(f)    Section 3.12(f) of the Disclosure Schedule identifies all licenses entered into by the Company or any of its Subsidiaries with regard to any third party computer source code (including all open source software).
3.13    Contracts.
(a)    Section 3.13(a) of the Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party:
(i)    each Contract with any customer or supplier that is required to be listed on Section 3.22 of the Disclosure Schedule;
(ii)    each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $20,000 and with terms of less than one year);

(iii)    each joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person;
(iv)    each Contract containing any covenant that purports to restrict the business activity of the Company or any of its Subsidiaries or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;
(v)    each power of attorney;
(vi)    each Contract for Debt in excess of $50,000;
(vii)    each Contract providing for the payment of any cash or other compensation or benefits to an employee, consultant, or director upon the consummation of the transactions contemplated by this Agreement if such payments would not become due or payable under such Contracts but for the transactions contemplated by this Agreement;
(viii)    each Contract with any labor union or any bonus, pension, profit sharing, retirement or deferred compensation plan, whether formal or informal, or any severance agreement or arrangement;
(ix)    each Contract under which the Company or any of its Subsidiaries has advanced or loaned to any other Person amounts in the aggregate exceeding $10,000;
(x)    each franchise, dealership, vendor, manufacturing or service center agreements;
(xi)    each Contract with any Affiliate of the Company or any of its Subsidiaries;
(xii)    any settlement agreement;
(xiii)    each employment or consulting Contract or other Contract with any of their officers, managers, partners, directors or employees;
(xiv)    each material Contract concerning Intellectual Property or IT Assets, including each (A) material Intellectual Property License, (B) material Contract between any Person and the Company relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets or the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to Internet websites and (C) consent or settlement Contracts governing the use, validity or enforceability of Intellectual Property or IT Assets, in each case except for Contracts with Company customers and end users for the license and use of Company products and services entered into in the Ordinary Course of Business;
(xv)    each confidentiality agreement and non-disclosure agreement still in effect, except not such agreements on the Company’s standard forms of such agreements made available to the Buyer; and;

(xvi)    any other agreement material to the Company or any of its Subsidiaries not entered into in the Ordinary Course of Business.
(b)    The Company has delivered to Buyer and Merger Sub a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. Section 3.13(b) of the Disclosure Schedule contains an accurate and complete description of all material terms of all oral Material Contracts (if any).
(c)    Each Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date. Except as specifically disclosed and described in Section 3.13(c) of the Disclosure Schedule, (i) no Material Contract has been materially breached or canceled by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, (ii) the Company or each of its Subsidiaries has performed all material obligations under such Material Contracts required to be performed by the Company or such Subsidiary, (iii) to the Knowledge of the Company, there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract, and (iv) neither the Company nor any of its Subsidiaries has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.
3.14    Insurance. Section 3.14(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, director & officer, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage (collectively, the “Company Insurance Agreements”):
(a)    the name of the insurer, the name of the policyholder, and the name of each covered insured;
(b)    the policy number and the period of coverage; and
(c)    a description of any retroactive premium adjustments or other material loss-sharing arrangements.
There is no claim by the Company or any of its Subsidiaries or any other Person pending under any such policies and bonds as to which coverage has been questioned, denied or disputed. All premiums payable under all such policies and bonds have been paid. There are no threatened terminations of, or, to the Knowledge of the Company, material premium increases with respect to, any of such policies or bonds. Section 3.14(b) of the Disclosure Schedule sets forth a list of all claims made under the Company Insurance Agreements, or under any other insurance policy, bond or agreement covering the Company or any of its Subsidiaries or their operations during the prior twelve (12) months. During the prior twelve (12) months, the Company and its Subsidiaries have maintained insurance policies with coverage and policy limits that are substantially similar to the coverage and policy limits provided by the Company Insurance Agreements.

3.15    Litigation. Except as set forth in Section 3.15 of the Disclosure Schedule, there are no (and during the last two years, there have not been any) claims, charges, Proceedings, Orders, or investigations pending or, to the Knowledge of the Company, threatened or anticipated relating to or affecting the Company or any of its Subsidiaries. There is no outstanding Order to which the Company or any of its Subsidiaries is subject.
3.16    Employees.
(a)    The Company has made available to Buyer a complete and correct list of all current salaried employees of the Company and its Subsidiaries having total annual compensation in excess of $100,000, showing for each: (i) name, (ii) hire date, (iii) current job title, (iv) the aggregate by such employee of all actual base salary, bonus, commission or other remuneration paid during 2014, (v) 2015 base salary level and 2015 target bonus and (v) indicating whether there has been any increase in compensation, bonus, incentive, or service award or any grant of any severance or termination pay or any other increase in benefits or any commitment to do any of the foregoing in an amount greater than $20,000 since January 1, 2015.
(b)    The Company has made available to Buyer complete and correct copies of (i) all existing severance, accrued vacation or other leave agreement, policies or retiree benefits of any such officer, employee or consultant, (ii) all the Company’s standard forms of employee trade secret, non-compete, non-disclosure and invention assignment agreements and all such agreements not on the Company’s standard forms and (iii) all manuals and handbooks relating to employment policies applicable to any current director, manager, officer, employee or consultant of the Company or any of its Subsidiaries. The employment or consulting arrangement of each officer, employee or consultant of the Company and its Subsidiaries is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by the Company or its Subsidiaries as the case may be. To the Knowledge of the Company, no executive or Key Employee of the Company or any of its Subsidiaries or any group of employees of the Company or any of its Subsidiaries has any plans to terminate employment with the Company or any of its Subsidiaries.
(c)    Neither the Company nor any of its Subsidiaries has experienced (nor, to the Knowledge of the Company, has it been threatened with) any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. Neither the Company nor any of its Subsidiaries has committed any material unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or its Subsidiaries. The Company and each of its Subsidiaries have paid in full to all of its employees all wages, salaries, commissions and bonuses due and payable to such employees.
(d)    To the Knowledge of the Company, all individuals who have performed services for the Company or any of its Subsidiaries have been classified as an employee or an independent contractor pursuant to all applicable Laws, including, but not limited to, the Code and ERISA.

3.17    Employee Benefits.
(c)    Section 3.17 of the Disclosure Schedule lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintains or to which the Company or any of its Subsidiaries contributes or has any obligation to contribute or with respect to which the Company and its Subsidiaries have any liabilities.
(i)    Each such Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and materially complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and applicable Laws.
(ii)    All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.
(iii)    All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries. All premiums for periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.
(iv)    Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) is, to the Knowledge of the Company, so qualified and has received a determination or opinion letter from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and, to the Knowledge of the Company, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.
(v)    There have been no nonexempt Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. To the Knowledge of the Company, no Fiduciary has any liability for material breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company and the Sellers, reasonably threatened.
(d)    Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability under or with respect to any Employee

Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)) or a Multiemployer Plan (as defined in ERISA §3(37).
(e)    Section 3.17(d) of the Disclosure Schedule lists each written agreement, contract, or other arrangement, whether or not an Employee Benefit Plan (collectively a “Plan”), to which the Company or any of its Subsidiaries is a party that is a “nonqualified deferred compensation plan” subject to Code Section 409A. Each such Plan complies in all material respects with the requirements of Code Section 409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder.
3.18    Debt. Except as set forth on Section 3.18 of the Disclosure Schedule, the Company and its Subsidiaries do not have any Debt and are not liable for any Debt of any other Person in an amount greater than $50,000.
3.19    Environmental, Health, and Safety Matters.
(a)    The Company and its Subsidiaries have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.
(b)    Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained, have complied, and are in compliance with all material Permits and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the facilities of the Company and its Subsidiaries and the operation of the business of the Company and its Subsidiaries. A list of all such Permits and other authorizations is set forth on Section 3.19(b) of the Disclosure Schedule.
(c)    Neither the Company nor any of its Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them, their current or former facilities or the Real Property arising under Environmental, Health, and Safety Requirements.
(d)    Except as set forth on Section 3.19(d) of the Disclosure Schedule, no property or facility owned, leased or operated by Company or its Subsidiaries contains any underground storage tanks currently, nor, to the Knowledge of the Company and the Sellers, has contained any underground storage tanks in the past.
(e)    Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for investigation costs, response costs, remedial costs, corrective action costs, personal injury, property damage, natural resources damages or attorney and consultant fees and costs, pursuant to CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(f)    There are no environmental conditions or circumstances on the Real Property that pose an unreasonable risk to the environment or the health or safety of Persons or Hazardous Substances present at, on or under the Real Property in violation of Environmental, Health, and Safety Requirements.
(g)    Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or Consent of Governmental Bodies or third parties, pursuant to any of the Environmental, Health, and Safety Requirements.
(h)    Section 3.19(h) of the Disclosure Schedule lists each written environmental audit, health and safety audit, Phase I environmental site assessment, Phase II environmental site assessment or investigation, soil and/or groundwater report, environmental compliance assessment prepared within the past five years by the Company or any of its Subsidiaries or, to the Knowledge of the Sellers, the Company or any of its Subsidiaries, any governmental authority under the Environmental, Health, and Safety Requirements relating to any property currently or formerly owned or operated by the Company or any of its Subsidiaries or their Affiliates.
3.20    Business Continuity. None of the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company and its Subsidiaries in the conduct of their businesses (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the use of any such Systems by the Company or its Subsidiaries.
3.21    Certain Business Relationships with the Company.
(a)    Except as set forth on Section 3.21 of the Disclosure Schedule, no officer, partner or director of the Company or any of its Subsidiaries nor any of the Affiliates of any of the foregoing (other than the Company and its Subsidiaries):
(i)    has any claim against or owes any amount to, or is owed any amount by, the Company or any of its Subsidiaries;
(ii)    has any interest in or owns any assets, properties or rights used in the conduct of the business of the Company or any of its Subsidiaries;
(iii)    is a party to any Contract to which the Company or any of its Subsidiaries is a party or which otherwise benefits the business of the Company or any of its Subsidiaries; or
(iv)    has received from or furnished to the Company or any of its Subsidiaries any goods or services since the Most Recent Fiscal Year End, or is involved in any business relationship with the Company or any of its Subsidiaries.

(b)    No employee listed in Section 3.16(a) of the Disclosure Schedule or any of his or her Affiliates owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is engaged in the Business or is a competitor, supplier, customer, lessor or lessee of the Company or any of its Subsidiaries; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 5% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act.
3.22    Customers and Suppliers.
(a)    Section 3.22 of the Disclosure Schedule sets forth a correct and complete list of the ten (10) largest suppliers (by dollar volume) of products or services to the Company and its Subsidiaries, and the ten (10) largest customers (by dollar volume) of the Company and its Subsidiaries each during the four (4) months ended September 30, 2015. Section 3.22 of the Disclosure Schedule also sets forth, for each such supplier and customer, the aggregate payments from and to such Person by the Company and its Subsidiaries during such periods. There are no outstanding disputes with any of such suppliers or customers.
(b)    Since June 1, 2015, none of the suppliers listed on Section 3.22 of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company or its Subsidiaries, or otherwise materially change the terms of its relationship with the Company or its Subsidiaries. Neither the Company, nor any of its Subsidiaries, nor any of the Seller Parties has any reason to believe that any supplier listed on Section 3.22 of the Disclosure Schedule will stop, or materially decrease the rate of, supplying products or services to the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries after, or as a result of, the consummation of any transactions contemplated by this Agreement or that any such supplier is threatened with bankruptcy or insolvency. Neither the Company, nor any of its Subsidiaries, nor any of the Seller Parties know of any fact, condition or event which would adversely affect the relationship of the Company or its Subsidiaries with any such supplier.
(c)    Since June 1, 2015, none of the customers listed on Section 3.22 of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying products or services from the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries. Neither the Company, nor any of its Subsidiaries, has any reason to believe that any customer listed on Section 3.22 of the Disclosure Schedule will stop, or materially decrease the rate of, buying products or services from the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries after, or as a result of, the consummation of any transactions contemplated by this Agreement or that any such customer is threatened with bankruptcy or insolvency. Neither the Company, nor any of its Subsidiaries, nor any of the Seller Parties know of any fact, condition or event which would adversely affect the relationship of the Company or its Subsidiaries with any such customer.

3.23    Restrictions on Business Activities. There is no Contract, Order, or other instrument binding upon the Company or any of its Subsidiaries which restricts or prohibits the Company or any of its Subsidiaries from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or which otherwise restricts or prohibits the conduct of the business of the Company and its Subsidiaries other than standard restrictions on the scope of any licenses granted by third parties to the Company or its Subsidiaries in any Intellectual Property Licenses.
3.24    Product Warranty. Each product or service, manufactured, sold, leased, or delivered by the Company and its Subsidiaries is and has been manufactured, sold, leased, or delivered in conformity with all applicable material contractual commitments and all express and implied warranties, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability (and to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages, liability or obligations in connection therewith, in excess of the reserve for warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. Section 3.24 of the Disclosure Schedule includes copies of the standard terms and conditions of service, sale or lease for the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions). No product or service sold, leased, or delivered by the Company or any of its Subsidiaries is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 3.24 of the Disclosure Schedule, except for any guaranty, warranty or other indemnity that is imposed by law.
3.25     Product Liability. Section 3.25 of the Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all existing claims, duties, responsibilities, Liabilities or obligations arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product manufactured, distributed or sold by the Company, its Subsidiaries or their predecessors during the prior two years. To the Knowledge of the Company, neither the Company nor any Subsidiary has any liability (and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or any subsidiary giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, processed, sold, distributed, or delivered by the Company, its Subsidiaries or any of their predecessors.

3.26    Disclosure. Neither this Agreement nor any agreement, attachment, schedule, exhibit, certificate or other statement delivered pursuant to this Agreement or in connection with the transactions contemplated hereby omits to state a material fact necessary in order to make the statements and information contained herein or therein, not misleading. The Company is not aware of any information necessary to enable a prospective purchaser of the Company Securities or the business of the Company and its Subsidiaries to make an informed decision with respect to the purchase of such Company Securities or business that has not been expressly disclosed herein.

Buyer and Merger Sub have been provided full and complete copies of all documents referred to on the Disclosure Schedule.

ARTICLE 4
POST-CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing.
4.1    General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 6 below). Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company and its Subsidiaries.
4.2    Litigation Support. In the event and for so long as Buyer or the Surviving Corporation actively is contesting or defending against any Proceeding in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, each of the Sellers will cooperate with it and its counsel in the contest or defense and provide such testimony and access to such Seller’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and the Surviving Corporation (unless Buyer and the Surviving Corporation are entitled to indemnification therefor under Article 6 below).
4.3    Transition. None of Sellers shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company and its Subsidiaries from maintaining the same business relationships with the Company or its Subsidiaries after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing.
4.4    Confidentiality. Each Seller and each other Seller Party executing the Required Documentation agrees not to disclose or use any Confidential Information, except that, if and as long as a Seller Party is an employee of the Surviving Corporation or any of the Subsidiaries after the Closing, then such Seller Party may use the Confidential Information in the ordinary course of his or her employment on behalf of the Surviving Corporation or such Subsidiary so long as such use is in compliance with all policies and agreements applicable to such Seller Party. Upon termination of such employment, each Seller and each other Seller Party executing the Required Documentation will deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his or her possession. If any Seller or other Seller Party executing the Required Documentation is requested or required pursuant to written or oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigation demand or similar process to disclose any Confidential Information, then such Seller Party will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Seller Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller Party shall use its, his or her best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller Party.
4.5    Covenant Not to Compete. During the Restricted Period, each Seller and each employee listed in Section 3.16(a) of the Disclosure Schedule will not, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the Applicable Area, engage in the Business or any business that competes with the Business, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), or consult with or render services for any Person that is engaged in the Business or in any activity that competes with the Business; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business.
4.6    Covenant Not to Solicit. During the Restricted Period, each Seller and each Key Employee will not, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), hire or engage, or recruit, solicit or otherwise attempt to employ or engage, or enter into any business relationship with, any Person currently or formerly employed by, or providing consulting services to, the Surviving Corporation or any of its Affiliates, or induce or attempt to induce any Person to leave such employment or consulting arrangement; provided, however, that the restrictions set forth in this Section 4.6(a) shall not preclude any Seller or any Key Employee from soliciting for employment or hiring any such employees who respond to a general solicitation that is not targeted at any such employees.
4.7    Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 4.5 or 4.6 is invalid or unenforceable, then the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of litigation involving Sections 4.4, 4.5 or 4.6, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom. The existence of any claim or cause of action by any Seller against Buyer, the Surviving Corporation or any of their respective Affiliates, whether predicated on this

Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of the provisions of Section 4.4, 4.5 or 4.6, which Sections will be enforceable notwithstanding the existence of any breach by Buyer or the Surviving Corporation. Notwithstanding the foregoing, no Seller will be prohibited from pursuing such claims or causes of action against Buyer or the Surviving Corporation.
4.8    Accrued Bonus Payment. The Accrued Bonuses in an aggregate amount not to exceed $200,000 shall be paid by Buyer within five (5) Business Days of the Closing.
4.9    Registration Rights Agreement. If at any time following the first anniversary of the Closing Date, to the extent that any Seller’s Shares that are not then-subject to the Lockup Agreement are not eligible to be sold under Rule 144 solely due to (a) Buyer’s failure to comply with the periodic reporting requirements of the Securities Exchange Act or (b) a decrease in the total number of outstanding shares of Buyer Common Stock to less than 30,000,000 (other than a result of a stock dividend, stock split, reorganization, recapitalization or similar transaction), then Buyer shall use commercially reasonable efforts to grant such Seller customary registration rights in respect of such Shares pursuant to a mutually agreeable registration rights agreement.
4.10    Release. Each Seller and each other Seller Party executing the Required Documentation for itself, himself or herself, and its, his or her heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges Buyer, the Surviving Corporation, each of its respective Subsidiaries, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and (b) irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 4.8, “Released Claims” does not include, and the provisions of this Section 4.8 shall not release or otherwise diminish, (i) the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements, and (ii) if such Seller Party is an employee of the Company or any of its Subsidiaries, in respect of (i) the current year’s accrued but unpaid compensation and (ii) such employee’s outstanding benefits under the Employee Benefit Plans of the Company as of the Closing Date.

ARTICLE 5
CLOSING DELIVERIES
5.1    Closing Deliveries of the Company. At or prior to the Closing, the Company, on behalf of the Sellers and the Company, shall deliver to Buyer and Merger Sub:
(j)    certificates representing at least ninety percent (90%) of the Seller Securities (to the extent such Seller Securities are certificated), together with other appropriate instruments of transfer to convey the same to Buyer;
(k)    a certificate of the Secretary of the Company and each of its Subsidiaries, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of the Company and each of its Subsidiaries, (ii) the authorizing resolutions of the Company and each of its Subsidiaries and (iii) the incumbency and signatures of the Persons signing this Agreement and the other Ancillary Agreements to which the Company or any of its Subsidiaries is a party;
(l)    good standing certificates for the Company and each of its Subsidiaries from the jurisdiction of each such Person’s organization and each jurisdiction in which the Company or any Subsidiary is qualified to do business;
(m)    counterpart signature pages to the Employment Offer Letters signed by the individuals set forth on Schedule 5.1(d);
(n)    resignation letters from each member of the board of directors and each officer of the Company and its Subsidiaries set forth on Schedule 5.1(e);
(o)    all documentation necessary to obtain releases of all Liens (other than the Permitted Liens), including appropriate UCC termination statements;
(p)    payoff and release letters from the holders of the Debt set forth on Schedule 5.1(g) that (i) reflect the amounts required in order to pay in full such Debt and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Company or any of its Subsidiaries shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against the assets or equity interests of the Company or any of its Subsidiaries by the holders of such Liens;
(q)    a counterpart signature page to the Escrow Agreement signed by the Representative;
(r)    a counterpart signature page to the Lockup Agreement signed by the Sellers;
(s)    a termination agreement from each party to the related party Contracts identified on Schedule 5.1(j);
(t)    an affidavit, certified under penalties of perjury by the Company, stating that the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c) of the Code, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h);
(u)    the Option Cancellation Agreements signed and delivered by the In-Money Optionholders as of the Closing Date;
(v)    the Warrant Cancellation Agreements signed and delivered by the Warrantholders as of the Closing Date;
(w)    a certificate of the Chief Executive Officer of the Company, dated as of the Closing Date, attaching and certifying the Consideration Spreadsheet; and
(x)    all other instruments and documents required by this Agreement to be delivered by the Company, its Subsidiaries, the Sellers or the Representative to Buyer or Merger Sub, and such other instruments and documents which Buyer, Merger Sub or its counsel may reasonably request to effectuate the transactions contemplated hereby.
All such agreements, documents and other items shall be in form and substance satisfactory to Buyer and Merger Sub.
5.2    Closing Deliveries of Buyer and Merger Sub. At or prior to the Closing, Buyer and Merger Sub shall deliver to the Company, on behalf of the Company and the Sellers:
(a)    a certificate from the Secretary of Buyer and Merger Sub, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of Buyer and Merger Sub, (ii) the authorizing resolutions of Buyer and Merger Sub and (iii) the incumbency and signatures of the Persons signing this Agreement and the other Ancillary Agreements to which Buyer or Merger Sub is a party;
(b)    counterpart signature pages to the Escrow Agreement, Employment Offer Letters and Lockup Agreement signed by Buyer; and
(c)    all other instruments and documents required by this Agreement to be delivered by Buyer or Merger Sub to the Company, the Sellers or the Representative, and such other instruments and documents which the Company or its counsel may reasonably request to effectuate the transactions contemplated hereby.
All such agreements, documents and other items shall be in form and substance satisfactory to the Company.

ARTICLE 6
REMEDIES FOR BREACHES OF THIS AGREEMENT

6.1    Indemnification by Seller Parties.
(d)    Subject to the terms and conditions of this Article 6, the Seller Parties, severally and not jointly, will indemnify and hold harmless Buyer, the Surviving Corporation, each of their respective Subsidiaries, each of their respective Affiliates, and their respective successors and assigns (the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy of any representation or warranty made in this Agreement or in any certificate or instrument delivered pursuant hereto, (ii) any breach of any covenant or agreement of the Company, any of its Subsidiaries or the Representative in this Agreement or in any certificate or instrument delivered pursuant hereto, (iii) any claim, including, but not limited to, an appraisal claim, made by any Seller Party relating to such Person’s rights with respect to the Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet, and any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares or (iv) any Adverse Consequences attributable to the failure of any Seller Party (other than any Seller) to deliver the Required Documentation.
(e)    Subject to the terms and conditions of this Article 6, each Seller Party, severally and not jointly, will indemnify and hold harmless the Buyer Indemnitees from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy of any representation or warranty made by such Seller Party in this Agreement or in any certificate or instrument delivered pursuant hereto or (ii) any breach of any covenant or agreement of such Seller Party in this Agreement or in any certificate or instrument delivered pursuant hereto.
6.2    Indemnification by Buyer. Subject to the terms and conditions of this Article 6, Buyer will indemnify and hold harmless the Seller Parties, their respective Affiliates, and their respective successors and assigns (the “Seller Party Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Buyer and Merger Sub in this Agreement or in any certificate or instrument delivered pursuant hereto or (b) any breach of any covenant or agreement of Buyer or Merger Sub in this Agreement or in any certificate or instrument delivered pursuant hereto.Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. The Seller

Parties will have no liability with respect to any claim under Section 6.1(a)(i) or Section 6.1(b)(i) unless Buyer notifies the Representative of such a claim on or before the first anniversary of the Closing Date; provided, however, that (a) any claim relating to any representation made in Sections 2.1(a), 2.1(c), 2.1(d), 3.2, 3.3, 3.5, 3.10 and 3.18 may be made at any time until the date that is sixty (60) days after the expiration of the applicable statute or period of limitations (collectively, the “Excluded Representations”) and (b) any claim related to intentional or fraudulent breaches of the representations and warranties may be made at any time without limitation. Buyer will have no liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement unless the Representative notifies Buyer of such a claim on or before the first anniversary of the Closing Date; provided, however, that any claim relating to any representation made in Sections 2.2(b) and 2.2(d) may be made at any time without any time limitation. If Buyer or the Representative, as applicable, provides proper notice of a claim within the applicable time period set forth above, then liability for such claim will continue until such claim is resolved.
6.3    Limitations on Indemnification by Seller Parties.
(c)    With respect to the matters described in Section 6.1(a)(i), the Seller Parties will have no liability with respect to such matters until Buyer Indemnitees have suffered aggregate Adverse Consequences by reason of all such breaches in excess of $100,000 (the “Threshold”), after which point the Seller Parties will be obligated to indemnify Buyer Indemnitees from and against all Adverse Consequences from dollar one; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Excluded Representations or (ii) any intentional or fraudulent breach of a representation or warranty.
(d)    With respect to the matters described in Section 6.1(a)(i), the aggregate maximum liability of all Seller Parties shall be the sum of the Indemnity Escrow Funds and the cash value of the Indemnity Escrow Shares deposited into the respective Escrow Account by Buyer (the “Cap”); provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Excluded Representations or (ii) any intentional or fraudulent breach of representation or warranty.
(e)    With respect to (i) the matters described in Section 6.1(a)(i) relating to breach of any Excluded Representation or (ii) any intentional or fraudulent breach of a representation or warranty, the aggregate maximum liability of all Seller Parties shall be the Consideration paid to such Seller Parties pursuant to the transactions contemplated by this Agreement.
(f)    With respect to the matters described in Section 6.1, the aggregate maximum liability of all Optionholders shall be the Consideration paid to such Optionholders pursuant to the transactions contemplated by this Agreement.
6.4    Limitations on Indemnification by Buyer.With respect to the matters described in Section 6.2(a), Buyer will have no liability with respect to such matters until Seller Party Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of the Threshold, after which point Buyer will be obligated to indemnify Seller Party Indemnitees from and against all Adverse Consequences from dollar one; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (a) breaches of any representation made in Sections 2.2(b) and 2.2(d) or (b) any intentional or fraudulent breach of a representation or warranty.
(f)    Upon receipt of the notice described in Section 6.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 6.6(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third-Party Claim.
(g)    In the event that any of the conditions under Section 6.6(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 6.
(h)    Except in circumstances described in Section 6.6(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.
6.5    Other Indemnification Matters. All indemnification payments under this Article 6 will be deemed adjustments to the Consideration. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Adverse Consequences resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”,

“materiality”, “in all material respects”, “Material Adverse Change” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 6, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them. Each Seller Party agrees that (a) such Seller Party will not make any claim for indemnification against Buyer Indemnitee by virtue of the fact that any of the Seller Parties or such Seller Party’s equityholders, directors, managers, partners, officers, employees, representatives or other Affiliates was an equityholder, partner, trustee, director, manager, officer, employee or agent of the Company or any of its Subsidiaries or was serving as an equityholder, partner, trustee, director, manager, officer, employee or agent of any Person, regardless of the nature of the Adverse Consequences claimed, with respect to any Proceeding brought by any Buyer Indemnitee against any Seller Party or any claim of any Buyer Indemnitee against any Seller Party in connection with this Agreement or the transactions contemplated hereby, and (b) such Seller Party has no claims or rights to contribution or indemnity from the Company or any of its Subsidiaries with respect to any amounts paid by any Seller Party pursuant to this Article 6.
6.6    Release of Indemnity Escrow Funds and Indemnity Escrow Shares from Escrow. Subject to the terms of the Escrow Agreement, in the event that the Buyer Indemnitees are entitled to indemnification from the Seller Parties pursuant to this Article 6, the Escrow Agent shall, upon the receipt of a joint written instruction from Buyer and the Representative, or written instruction from Buyer attaching a final non-appealable court order from a court of competent jurisdiction setting forth the amount of the Adverse Consequences, release and transfer to the Buyer Indemnitees pursuant to this Article 6 the number of Indemnity Escrow Shares and the portion of the Indemnity Escrow Funds having an aggregate value on the date thereof equal to the amount owed to such Buyer Indemnitee pursuant to this Article 6 in accordance with their Pro Rata Percentage and in satisfaction of the Seller Parties’ indemnity obligations hereunder. Concurrently with such transfer, the applicable Sellers shall take all actions reasonably requested by Buyer to effect such transfer, including delivering such certificates (if the Indemnity Escrow Shares are certificated) and related transfer powers and indemnities by the Sellers to the Buyer Indemnitees and providing customary representations as to organization, existence and good standing of the Sellers, the legal right and requisite power and authority of the Sellers to execute and deliver such instruments of transfer, the ownership and title to the Indemnity Escrow Shares so transferred, that each Seller has the sole right to transfer such Indemnity Escrow Shares and has not granted any rights to purchase or interests of any kind in such Indemnity Escrow Shares to any other Person, and that upon the closing of such transfer, the Buyer Indemnitees shall receive record, legal and beneficial ownership of and good title to such Indemnity Escrow Shares, free and clear of any Liens. Each such Seller hereby grants a power of attorney and proxy in favor of Buyer to take any action to consummate any of the actions contemplated by this Section 6.8, which power of attorney and proxy is irrevocable, coupled with an interest and shall survive indefinitely.
6.7    Setoff. Buyer shall be entitled, but not obligated, to recover any amounts due from the Seller Parties under this Agreement by setting off such amounts against other amounts owed to the Seller Parties (or their Affiliates) under this Agreement, including, without limitation, the Earnout Funds or the Earnout Shares. The exercise of such right of set off by Buyer, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. If it is ultimately determined that such amounts were not due to Buyer, then any amount to which Buyer exercised its right of set-off under this Section 6.9 shall bear interest from (a) the date such amount is payable pursuant to this Section 6.9 until (b) the date on which such amount is paid by Buyer to the Seller Parties, at a rate equal to the lesser of 8% per annum or the maximum rate permitted by applicable Law. Such interest shall be payable in immediately available funds upon demand.
6.8    Exclusive Remedies. Subject to Sections 4.5, 4.6, 4.7 and 9.10, and except as set forth in Section 9.16 with respect to the Representative, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article 7 and this Article 6. In furtherance of the foregoing, each Party (other than the Representative with respect to the indemnities in favor of the Representative set forth in Section 9.16) hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article 7 and this Article 6. Nothing in this Section 6.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud.

ARTICLE 7
TAX MATTERS
The following provisions will govern the allocation of responsibility as between Buyer and the Seller Parties for certain tax matters following the Closing Date:
7.1    Tax Indemnification. In addition to the indemnification provisions of Article 6, except to the extent such Taxes are reflected as a liability for purposes of finally calculating Working Capital pursuant to Article 1, the Seller Parties shall be liable for, and shall severally and not jointly indemnify and hold Buyer Indemnitees harmless from, (a) all Taxes of the Seller Parties, (b) all Taxes imposed on or incurred by the Company and its Subsidiaries with respect to all Tax periods ending on or prior to the Closing Date, (c) all Taxes incurred by the Company and its Subsidiaries caused by or resulting from the sale or exchange of the Company Securities, (d) for any Tax period that begins before the Closing Date and ends after the Closing Date, all Taxes of the Company and its Subsidiaries that relate to the portion of such Tax period ending on the Closing Date, and (e) all Taxes of any Person imposed on any of the Company or any Subsidiary as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing. With respect to the matters described in the preceding clauses (b) through (e), the aggregate maximum liability of all Optionholders shall be the Consideration paid to such Optionholders pursuant to the transactions contemplated by this Agreement.

7.2    Tax Periods Ending on or Before the Closing Date. Buyer will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company and its Subsidiaries for all Tax periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer will provide the Representative with copies of any such Tax Returns for the Representative’s reasonable review and comment at least sixty (60) days prior to the due date thereof (giving effect to any extensions thereto). The Seller Parties, will pay all Taxes due with respect to such Tax Returns, but only to the extent such Taxes are not reflected as a liability for purposes of finally calculating Working Capital pursuant to Article 1.
7.3    Tax Periods Beginning Before and Ending After the Closing Date. Buyer will timely prepare, or cause to be prepared, and timely file, or cause to be filed, all Tax Returns for the Company and its Subsidiaries for Tax periods that begin before the Closing Date and end after the Closing Date (the “Straddle Period Returns”). Buyer will provide the Representative with copies of any Straddle Period Returns at least sixty (60) days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement (the “Straddle Statement”) setting forth and calculating in reasonable detail the Taxes that relate to the portion of such Tax period ending on the Closing Date (the “Pre-Closing Taxes”). If the Representative agrees with the Straddle Period Return and Straddle Statement, the Seller Parties shall pay to Buyer, not later than five (5) Business Days before the due date for the payment of Taxes with respect to such Straddle Period Return, an amount equal to the Pre-Closing Taxes as shown on the Straddle Statement, but only to the extent such Taxes are not reflected as a liability for purposes of finally calculating Working Capital pursuant to Article 1. If, within thirty (30) days after the receipt of the Straddle Period Return and Straddle Statement, the Representative (a) notifies Buyer that it disputes the manner of preparation of the Straddle Period Return or the Pre-Closing Taxes calculated in the Straddle Statement and (b) provides Buyer with a statement setting forth in reasonable detail its computation of the Pre-Closing Taxes and its proposed form of the Straddle Period Return and Straddle Statement, then Buyer and the Representative shall attempt to resolve their disagreement within five (5) days following the Representative’s notification of Buyer of such disagreement. If Buyer and the Representative are not able to resolve their disagreement, the dispute shall be submitted to the Accountants. The Accountants will resolve the disagreement within thirty (30) days after the date on which they are engaged or as soon as possible thereafter. The determination of the Accountants shall be binding on the Parties. The cost of the services of the Accountants will be borne by the Party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Accountants. If each of the Party’s calculation differs equally from the calculation as finally determined by the Accountants, then such cost will be borne half by the Representative and half by Buyer. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date (i.e., the Pre-Closing Taxes) will (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to equal the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of any Tax based upon or related to income or receipts, be deemed to equal the amount that would be payable if the relevant Tax period ended on the Closing Date.

7.4    Cooperation on Tax Matters. Buyer and the Representative will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article and any Proceeding related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Representative will retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods.
7.5    Certain Taxes. All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other such Taxes (including all Taxes caused by or resulting from the sale or exchange of the Company Securities) and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby will be paid by Buyer, when due, and the Buyer will, at the expense of Buyer, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.

ARTICLE 8
DEFINITIONS
“Accountants” has the meaning set forth in Section 1.4 above.
“Accrued Bonuses” means the accrued bonus payments due to Company employees as of the date hereof.
“Adjustment Amount” means an amount, which may be positive or negative, equal to (a) the Working Capital Surplus, if any, minus (b) the Working Capital Deficit, if any, minus (c) the Debt Surplus, if any, plus (d) the Debt Deficit, if any.
“Adverse Consequences” means all losses, damages (other than punitive damages unless specifically awarded to a third party), actions, suits, proceedings, claims, liabilities, fees, costs and expenses (including interest, penalties and reasonable attorneys’ fees and expenses in connection with Third Party Claims).
“Adjustment Escrow Funds” means $15,034.60.
“Adjustment Escrow Shares” means 49,078 shares of Buyer Common Stock, valued at $2.75 per share.
“Adjustment Funds” has the meaning set forth in Section 1.3(g)(ii).
“Adjustment Shares” has the meaning set forth in Section 1.3(g)(i).

“Affiliate” means, with respect to the Person to which it refers, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (b) any officer, director or shareholder of such Person, (c) any Buyer, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (a) and (b), and (d) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preface above.
“Ancillary Agreements” means all of the agreements being executed and delivered pursuant to this Agreement.
“Applicable Area” means (a) anywhere in the world, but if such area is determined by judicial action to be too broad, then it means (b) North America, but if such area is determined by judicial action to be too broad, then it means (c) any state within the United States of America in which the Company or any of its Subsidiaries engaged in Business prior to the Closing Date.
“Business” means the business of (a) providing software data storage capability through the Company’s “Transporter” business line and (b) providing any other products or services that the Company or any of its Subsidiaries provide at any time during the twelve (12) months prior to the Closing Date.
“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.
“Buyer” has the meaning set forth in the preface above.
“Buyer Common Stock” has the meaning set forth in Section 2.2(f) above.
“Buyer Indemnitee” has the meaning set forth in Section 6.1 above.
“Buyer SEC Reports” has the meaning set forth in Section 2.2(g) above.
“Buyer Shares” means (a) 1,589,479 shares of Buyer Common Stock, valued at $2.75 per share, minus (b) the Escrow Shares.
“Cap” has the meaning set forth in Section 6.5(b) above.
“Cash” means the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, consistently applied and, to the extent consistent with GAAP, the Company’s historical GAAP practices; provided, that if such aggregate amount of cash and cash equivalents is a negative number, then it shall include the amount of all fees, penalties or interest related to such negative amount of Cash.

“Cash Consideration” means $1,284.34.
“Cash Exchange Fund” has the meaning set forth in Section 1.3(c) above.
“CCC” has the meaning set forth in the preliminary statements above.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any applicable rules, regulations, directives, Orders, and guidance promulgated thereunder, and any successor to such statute, rules, regulations, directives, Orders or guidance.
“Certificate of Ownership” has the meaning set forth in Section 1.10 above.
“Certificates” has the meaning set forth in Section 1.12(a) above.
“Closing” has the meaning set forth in Section 1.9 above.
“Closing Date” has the meaning set forth in Section 1.9 above.
“Closing Statement” has the meaning set forth in Section 1.4 above.
“Change in Control” means any transaction or series of related transactions, whether or not the Surviving Corporation is a party thereto, (a) in which, after giving effect to such transaction or transactions, the Surviving Corporation’s equity securities representing in excess of fifty percent (50%) of the voting power of the Company are owned directly, or indirectly through one or more entities, by any “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act) of persons other than Buyer or one of its Affiliates, or (b) in which there is a sale, lease or other disposition of all or substantially all of the assets of the Surviving Corporation (including securities of the Surviving Corporation’s directly or indirectly owned Subsidiaries (if any)).
“Change in Control Event” means the consummation of a Change in Control of the Surviving Corporation prior to the expiration of the Final Earnout Measurement Period.
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.
“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“Company” has the meaning set forth in the preface above.
“Company Insurance Agreements” has the meaning set forth in Section 3.15 above.
“Company Shareholders” means, collectively, the holders of the Company Preferred Stock and the holders of the Company Common Stock as of immediately prior to the Closing.

“Company Securities” means all of the outstanding equity of the Company, as set forth on Schedule 1.1.
“Confidential Information” means any information concerning the business and affairs of the Company and its Subsidiaries not already generally available to the public.
“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.
“Consideration” has the meaning set forth in Section 1.2 above.
“Consideration Spreadsheet” has the meaning set forth in Section 1.19(a) above.
“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.
“Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (other than current accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course of Business, paid in a manner consistent with industry practice and reflected as a current liability in the final calculation of Working Capital), (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company or its Subsidiaries prior to Closing, (g) Off-Balance Sheet Financing of the Company or its Subsidiaries in existence immediately prior to the Closing, (h) indebtedness or obligations of the types referred to in the preceding clauses (a) through (g) of any other Person secured by any Lien on any assets of the Company or any of its Subsidiaries, even though the Company and its Subsidiaries have not assumed or otherwise become liable for the payment thereof, and (j) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (g) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.
“Debt Amount” means all Debt of the Company and its Subsidiaries (on a consolidated basis) as of the Closing Date plus, without duplication, any amounts required to fully pay or otherwise satisfy all such Debt (including, but not limited to, any prepayment premium or penalty, breakage costs, accrued interest and costs and expenses).
“Debt Deficit” means the amount by which the Debt Amount is less than $2,634,720.
“Debt Surplus” means the amount by which the Debt Amount is greater than $2,634,720.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer and Merger Sub on the date hereof.
“Dissenting Shares” has the meaning set forth in Section 1.13 above.
“Earnout Funds” means the aggregate amount of funds earned by the Seller Parties (other than the Sellers) pursuant to Section 1.6 above.
“Earnout Measurement Period” means each of the Initial Earnout Measurement Period, Second Earnout Measurement Period and Final Earnout Measurement Period.
“Earnout Objections Statement” has the meaning specified in Section 1.6 above.
“Earnout Report” has the meaning specified in Section 1.6 above.
“Earnout Shares” means the aggregate number of shares of Buyer Common Stock earned by the Sellers pursuant to Section 1.6 above.
“Effective Time” has the meaning set forth in Section 1.10 above.
“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan, fund, program, or arrangement, (b) Employee Welfare Benefit Plan, (c) “employee benefit plan” (as such term is defined in ERISA §3(3)), (d) equity-based plan, program, or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, phantom stock, or restricted stock plan) or (e) other retirement, severance, bonus, profit-sharing, incentive, health, medical, surgical, hospital, indemnity, welfare, sickness, accident, disability, death, apprenticeship, training, day care, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, termination, unemployment, vacation or other paid time off, change in control, or other similar plan, fund, program, or arrangement, whether written or unwritten, that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by the Company or any ERISA Affiliate for the benefit of any present or former officers, employees, agents, directors, consultants, or independent contractors of the Company or an ERISA Affiliate.
“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
“Employment Offer Letters” means those certain employment offer letters dated as of the date hereof between Buyer and each of the individuals set forth on Schedule 5.1(d) in the form of Exhibit A attached hereto.
“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.
“Escrow Accounts” means the escrow accounts established pursuant to the terms and conditions of the Escrow Agreement.
“Escrow Agent” means Continental Stock Transfer & Trust Company.
“Escrow Agreement” means that certain Escrow Agreement to be entered into on the Closing Date among the Escrow Agent, the Representative and Buyer, in the form of Exhibit B attached hereto.
“Escrow Funds” means, collectively, the Indemnity Escrow Funds and the Adjustment Escrow Funds.
“Escrow Shares” means, collectively, the Indemnity Escrow Shares and the Adjustment Escrow Shares.
“Exchange Agent” has the meaning set forth in Section 1.3(c) above.
“Excluded Representations” has the meaning set forth in Section 6.3 above.
“Fiduciary” has the meaning set forth in ERISA §3(21).
“Final Adjustment Amount” has the meaning set forth in Section 1.4 above.
“Final Earnout Funds” means $274,950.75.
“Final Earnout Measurement Period” means the six (6) month period beginning January 1, 2017 and ending June 30, 2017.
“Final Earnout Shares” means 574,819 shares of Buyer Common Stock.
“Financial Statements” has the meaning set forth in Section 3.7(a) above.
“Final Target Revenue” means $7,000,000.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.
“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.
“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the Real Property.
“Indemnified Party” has the meaning set forth in Section 6.6(a) above.
“Indemnifying Party” has the meaning set forth in Section 6.6(a) above.
“Indemnity Escrow Funds” means $50,114.91.
“Indemnity Escrow Shares” means 163,593 shares of Buyer Common Stock, valued at $2.75 per share.
“Initial Earnout Funds” means $137,475.38.
“Initial Earnout Measurement Period” means the six (6) month period beginning January 1, 2016 and ending June 30, 2016.
“Initial Earnout Shares” means 313,538 shares of Buyer Common Stock.
“Initial Target Revenue” means $2,500,000.
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
“Intellectual Property Licenses” means any Contract pursuant to which the Company or any Subsidiary uses Intellectual Property which is not owned by the Company or one of its Subsidiaries or pursuant to which the Company or any Subsidiary grants any other Person the right to use any Intellectual Property owned by the Company or any Subsidiary.
“In-Money Option” means any vested Option with respect to which the applicable exercise price is less than the Per Share Purchase Price.
“In-Money Optionholder” means a holder of an In-Money Option.
“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology, equipment, and all associated documentation.
“Key Employee” means Geoff Barrall and Gene Spies.
“Knowledge” means (a) in the case of an individual, the actual knowledge of such individual, upon reasonable inquiry, (b) in the case of the Company, the actual knowledge of Geoff Barrall and Gene Spies, in each case upon reasonable inquiry and (c) in the case of Buyer, the actual knowledge of Robert B. Fernander and Scott J. Robinson, in each case upon reasonable inquiry.
“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.
“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.
“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Lockup Agreement” means that certain Lockup Agreement dated as of the date hereof among the Sellers and Buyer, in the form of Exhibit C attached hereto.
“Material Adverse Change” means any event, change, development, or effect that, individually or in the aggregate, will or could reasonably be expected to have a materially adverse effect on the business, operations, assets (including intangible assets), liabilities, operating results, value, employee, customer or supplier relations, or financial condition of the Company or any of its Subsidiaries.
“Material Contracts” means, collectively, the Contracts required to be listed in Section 3.13(a) of the Disclosure Schedule, the Leases, the Intellectual Property Licenses and the Company Insurance Agreements.
“Merger” has the meaning set forth in the preliminary statements above.
“Merger Sub” has the meaning set forth in the preface above.
“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
“Most Recent Financial Statements” has the meaning set forth in Section 3.7(a) above.
“Most Recent Fiscal Month End” has the meaning set forth in Section 3.7(a) above.
“Most Recent Fiscal Year End” has the meaning set forth in Section 3.7(a) above.
“Objections Statement” has the meaning set forth in Section 1.4 above.
“Off-Balance Sheet Financing” means (a) any liability of the Company or its Subsidiaries under any sale and leaseback transactions which does not create a liability on the consolidated balance sheet of the Company and (b) any liability of the Company or any of its Subsidiaries under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.
“Option” means any option to purchase Company Common Stock granted under the Stock Option Plan and still outstanding as of immediately prior to the Closing, which options will be cancelled for the consideration specified herein and which options are more fully set forth on Schedule 1.1 attached hereto.
“Option Cancellation Agreement” has the meaning set forth in Section 1.17 above.
“Option Consideration” has the meaning set forth in Section 1.3(d) above.
“Optionholder” means a holder of an Option.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Company or any of its Subsidiaries.
“Party” has the meaning set forth in the preface above.
“Per Share Purchase Price” means $0.28665.
“Permit” means any license, import license, export license, franchise, Consent, permit, certificate, certificate of occupancy or Order issued by any Person.
“Permitted Lien” means any (a) liens for Taxes not yet due or payable or for Taxes that the Company or its Subsidiaries are contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Most Recent Balance Sheet, (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record, (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body, all of which do not materially interfere with the conduct of the business of the Company or its Subsidiaries and (e) standard restrictions on the scope of any licenses granted by third parties to the Company or its Subsidiaries in any Intellectual Property Licenses.
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Post-Closing Purchase” has the meaning set forth in Section 1.20(a) above.
“Potential Seller” has the meaning set forth in Section 1.20(a) above.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” has the meaning set forth in Section 7.4 above.
“Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.
“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.
“Pro Rata Percentage” has the meaning set forth in Section 1.3(g)(i) above.
“Real Property” means the Leased Real Property and the Owned Property.
“Receivables” has the meaning set forth in Section 3.7(d) above.
“Related Party” has the meaning set forth in Section 2.1(h) above.
“Released Claims” has the meaning set forth in Section 4.10 above.
“Released Parties” has the meaning set forth in Section 4.10 above.
“Releasors” has the meaning set forth in Section 4.10 above.
“Representative” has the meaning set forth in the preface above.
“Representative Losses” has the meaning set forth in Section 9.16(b) above.
“Required Documentation” means the Shareholder Required Documentation, the Option Cancellation Agreement or the Warrant Cancellation Agreement, as the case may be.
“Restricted Period” means a period of twelve (12) months following Closing.
“Revenue” means, for the relevant time period, the revenue of the Surviving Corporation and its Subsidiaries.
“SEC” means the Securities and Exchange Commission.
“Second Earnout Funds” means $275,525.59.
“Second Earnout Measurement Period” means the six (6) month period beginning July 1, 2016 and ending December 31, 2016.
“Second Earnout Shares” means 574,819 shares of Buyer Common Stock.
“Second Target Revenue” means $5,500,000.
“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“Seller” or “Sellers” has the meaning set forth in the preface above.
“Seller Disclosure Schedule” means the disclosure schedule delivered by the Sellers to Buyer and Merger Sub on the date hereof.
“Seller Securities” has the meaning set forth in the preliminary statements above.
“Seller Party Indemnitee” has the meaning set forth in Section 6.2 above.
“Seller Parties” means, collectively, the Company Shareholders, the Optionholders and the Warrantholders.
“Share Exchange Fund” has the meaning set forth in Section 1.3(b) above.
“Shareholder Required Documentation” has the meaning set forth in Section 1.12(a).
“Shares” means, collectively, the Buyer Shares, the Warrant Shares, the Escrow Shares, the Adjustment Shares (if any), and the Earnout Shares (if any).
“Stock Option Plan” means the 2012 Stock Option Plan of the Company.
“Straddle Period” means a taxable period beginning on or before but ending after the Closing Date.
“Straddle Period Return” has the meaning set forth in Section 7.3 above.
“Straddle Statement” has the meaning set forth in Section 7.3 above.
“Software” means computer software and computer programs (and all enhancements, versions, releases, and updates thereto), including software compilations, software tool sets, compilers, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Surviving Corporation” has the meaning set forth in the preliminary statements above.
“Systems” has the meaning set forth in Section 3.21 above.
“Target Revenues” means, collectively, the Initial Target Revenue, the Second Target Revenue and the Final Target Revenue.
“Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 6.6(a) above.
“Threshold” has the meaning set forth in Section 6.4(a) above.
“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by the Company or its Subsidiaries in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions (other than amounts explicitly set forth to be paid pursuant to this Agreement), and (c) payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of the Surviving Corporation or its Subsidiaries), the Company or its Subsidiaries with respect to the amounts payable pursuant to this Agreement (other than the withholding amounts related to the payments to the Optionholders pursuant to Section 1.3(d) herein and related to the bonuses described in Section 4,8 herein), the amounts described in clause (a) and (b), or the forgiveness of any loans or other obligations owed by the Seller Parties or employees in connection with the transactions contemplated by this Agreement.

“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing Date, whether or not the Company has been billed for such expenses.
“Transfer Agent” has the meaning set forth in Section 1.3(b) above.
“Warrant” means any warrant to purchase Company Preferred Stock or Company Common Stock issued and outstanding as of immediately prior to the Closing, which warrants will be cancelled for the consideration specified herein and which warrants are more fully set forth on Schedule 1.1 attached hereto.
“Warrant Cancellation Agreement” has the meaning set forth in Section 1.18 above.
“Warrant Shares” means 3,099 shares of Buyer Common Stock, valued at $2.75 per share.
“Warrantholder” means a holder of a Warrant.
“Working Capital” means an amount equal to (a) the amount of the current assets (including Cash but excluding income Tax assets) of the Company and its Subsidiaries, minus (b) the amount of the current liabilities (including Cash but excluding Debt and income Tax liabilities) of the Company and its Subsidiaries, in each case determined on a consolidated basis. For purposes of clarity, Transaction Expenses shall not be accrued as a liability but shall be paid by the Seller Parties, and the Working Capital shall be otherwise calculated as if the transactions contemplated by this Agreement had not occurred.
“Working Capital Deficit” means the amount by which the Working Capital as of the Closing Date is less than negative $600,000.
“Working Capital Surplus” means the amount by which the Working Capital as of the Closing Date is greater than negative $600,000.

ARTICLE 9
MISCELLANEOUS
9.1    Press Releases and Public Announcements. Neither the Representative nor any Seller shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).
9.2    No Third-Party Beneficiaries. Except with respect to the Buyer Indemnitees and the Seller Party Indemnities as provided in Article 6 and the Buyer Indemnitees as provided in Section 7.1, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.3    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
9.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Representative; provided, however, that Buyer or Merger Sub may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer or Merger Sub, respectively, nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates or (c) assign its rights under this Agreement to any Person that acquires the Company or any of its assets.
9.5    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
9.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
9.7    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers or the Company (prior to the Closing):	Connected Data, Inc. 2540 Mission College Blvd. Santa Clara, CA 95054 Attention: Geoff Barrall Email: Geoff@connecteddata.com
Copy to:	Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041 Attention: William R. Schreiber Facsimile: (650) 938-5200 Email: BSchreiber@fenwick.com
If to Buyer or Merger Sub:	Imation Corp. 1 Imation Way Oakdale, MN 55128 Attention: John P. Breedlove Facsimile: +1 651 704 4412 Email: jpbreedlove@imation.com
Copy to:	McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Attention: Joel L. Rubinstein, Esq. Facsimile: +1 212 547 5444 Email: jrubinstein@mwe.com
If to the Representative or, after the Closing, to the Sellers:	Shareholder Representative Services LLC 1614 15th Street, Suite 200 Denver, CO 80202 Attention: Managing Director Facsimile: (303) 623-0294 Email: deals@srsacquiom.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
9.8    Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.9    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
9.10    Injunctive Relief. Sellers and the Representative hereby agree that, in the event of breach of this Agreement, damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the character, periods and geographical area and the scope of the restrictions on Sellers’ activities in Section 5.5 are fair and reasonably required for the protection of Buyer and its Affiliates. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Buyer shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach (including a breach of Section 5.5), and enforcing specifically the terms and provisions. Sellers and the Representative hereby waive any and all defenses he, she or it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.
9.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
9.12    Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
9.13    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
9.14    Incorporation of Exhibits and Disclosure Schedule. The Exhibits, Disclosure Schedule and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
9.15    Confidentiality. The Representative and each Seller shall treat and hold as confidential all of the terms and conditions of the transactions contemplated by this Agreement and the other Ancillary Agreements, including, without limitation, the Consideration and each of its components; provided, however, that the Representative or any Seller may disclose such information to its legal counsel, accountants, financial planners and/or other advisors (and the Representative may disclose to the Sellers and Seller Parties) on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto.
9.16    Representative.
(d)    Each Seller hereby (and each other Seller Party pursuant to the Required Documentation shall thereby) appoints the Representative for and on behalf of the Seller Parties to give and receive notices and communications in connection with this Agreement and the transactions contemplated hereby, to authorize and agree to adjustments to the Buyer Shares, the Cash Consideration, the Option Consideration, the Warrant Shares, the Earnout Shares and the Earnout Funds under Article 1 and other applicable provisions of this Agreement, to authorize distribution of the Escrow Shares, the Escrow Funds, the Adjustment Shares and the Adjustment Funds, to take all actions on behalf of the Seller Parties pursuant to this Agreement and any Ancillary Agreement to which any Seller Party is a party, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. More specifically, the Representative shall have the authority to make all decisions and determinations and to take all actions (including giving Consents or agreeing to any amendments to this Agreement or any Ancillary Agreement to which it is a party or to the termination hereof or thereof) required or permitted hereunder on behalf of each such Seller (or such other Seller Party), and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of each such Seller (or such other Seller Party), and any notice, communication, document, certificate or information required (other than any notice required by Law or under the Company’s Organizational Documents) to be given to any Seller Party hereunder or pursuant to any Ancillary Agreement shall be deemed so given if given to the Representative. The Representative shall be authorized to take all actions on behalf of the Seller Parties in connection with any claims made under Articles 6 or 7 of this Agreement, to defend or settle such claims, and to authorize payments in respect of such claims on behalf of the Seller Parties. The Representative may resign at any time upon 20 days prior notice. In the event the Representative has given notice of its intent to resign, the Seller Parties shall promptly (and no later than the effective date of the Representative’s resignation) appoint a successor Representative, in accordance with the following sentence. The Seller Parties may remove or replace the Representative by a vote of holders that own a majority of the Company’s capital stock immediately prior to Closing upon not less than ten (10) Business Days’ prior written notice to Buyer. No bond will be required of the Representative. Notices or communications to or from the Representative will constitute notice to or from each of the Seller Parties.
(e)    The Representative will not be liable for any act done or omitted hereunder as the Representative while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. The Seller Parties will indemnify the Representative and hold the Representative harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively,

“Representative Losses”) arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder and under the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Seller Parties the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Seller Parties, any such Representative Losses may be recovered by the Representative from (i) the amounts in the Escrow Funds at such time as remaining amounts would otherwise be distributable to the Seller Parties, and (ii) from any Earnout Funds at such time as any such amounts would otherwise be distributable to the Seller Parties; provided, that while this Section allows the Representative to be paid from the Escrow Funds and the Earnout Funds, it does not relieve the Seller Parties from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at Law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Seller Parties or otherwise. The Seller Parties acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Representative or the termination of this Agreement. For the avoidance of doubt, any restrictions or limitations on indemnities contained elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this Section 9.16(b).
(f)    A decision, act, consent or instruction of the Representative will constitute a decision of all Seller Parties and will be final, binding and conclusive upon each such Seller Party, and Buyer and Merger Sub may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each such Seller Party. Buyer Indemnitees are hereby relieved from any Adverse Consequences to any Person for any acts done by such Buyer Indemnitees in accordance with such decision, act, consent or instruction of the Representative.
9.17    Schedules. Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
9.18    Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST

ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
9.19    Exclusive Venue. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE NORTHERN DISTRICT OF CALIFORNIA OR A CALIFORNIA STATE COURT LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 9.7 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.
[Remainder of Page Intentionally Left Blank]
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER: IMATION CORP. By: /s/ Joseph De Perio Name: Joseph De Perio Title: Chairman
MERGER SUB: IMATION TRANSPORTER CO. By: /s/ Joseph De Perio Name: Joseph De Perio Title: President
COMPANY: CONNECTED DATA, INC. By: /s/ Geoff Barrall Name: Geoff Barrall Title: Chief Executive Officer

REPRESENTATIVE: SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative By: /s/ Mark B. Vogel Name: Mark B. Vogel Title: Managing Director

SELLERS: By: Name: Title:

Exhibit A
Employment Offer Letter

Connected Data, Inc.
Date
Candidate Name
Candidate Address
Candidate City, State, ZIP

Dear Candidate:
As you know, Imation Corp. (“Imation”) is entering into a Stock Purchase and Merger Agreement (“Stock Purchase Agreement”) whereby Connected Data, Inc. (the “Company”) will become a wholly owned subsidiary of Imation. In connection with and conditional upon the consummation of such Stock Purchase Agreement, the Company is pleased to offer you at-will employment with a start date commencing effective as of the successful closing of the Stock Purchase Agreement (“Start Date”) on the following terms:
1.Position.
(a)Your initial position will be [XXX], and you will initially report to Imation’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full‑time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. You further agree to be bound by and comply with all applicable Company policies and procedures.
(b)This is an at-will employment position, meaning either you or your employer may terminate your employment at any time, with or without notice, for any lawful reason or no reason at all. Continued employment with the Company is for no specified period of time and the Company makes no guarantee of continued employment. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies may be changed from time to time, the “at-will” nature of your employment may not be changed except in an express written agreement signed by you and the Chief Executive Officer.
(c)You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.
2.Proof of Right to Work. For purposes of federal immigration law, you are required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three business days of your Start Date, or your employment may be terminated for Cause.
3.Salary Compensation. The Company will pay you a starting salary at the annualized rate of $XXX per year, payable in accordance with the Company’s standard payroll schedule and procedures including applicable withholdings or deductions. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time or as otherwise determined by the Company’s Chief Executive Officer or Board of Directors.
4.Annual Incentive Bonus. In addition, you will be eligible to be considered for a discretionary incentive bonus for each year with the Company (starting for the 2016 calendar year) payable following the close of each such year. This discretionary incentive bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors, which criteria may or may not be shared with you. Any such bonus is payable only upon the Board of Directors determining, in its sole discretionary authority, that you have met its objective and subjective criteria and that it is otherwise in the best interests of the Company to award the discretionary incentive bonus. For 2016 your target bonus will be $XXX, subject to the Board’s discretion as set forth above. The determinations of the Company’s Board of Directors with respect to your bonus, if any, will be final, conclusive, and binding. Additional information regarding plan eligibility and payment may be provided to you. You must be employed by the Company on the day such discretionary incentive bonus is paid in order to received such bonus.
5.Retention Bonus. Assuming your timely acceptance of this offer letter and that you remain employed with the Company through December 31, 2015, you will be eligible for a discretionary retention bonus of cash and Company restricted stock units (RSUs). The total discretionary retention bonus is subject to approval by the Company’s Board of Directors in its sole discretionary authority and subject to the Board’s full satisfaction of your cooperation with the restructuring. The amounts of two components of the discretionary retention bonus are:

(a)Cash - $XXX
To be paid on December 31, 2015. This amount is subject to repayment if you leave employment with the Company for any reason other than a termination without Cause, prior to December 31, 2016. The amount to be repaid to the Company is an amount equal to 1/365 of the cash retention bonus multiplied by the number of days between your last day of employment and December 31, 2016. For example purposes only, if the cash portion of the bonus was $10,000 and you leave the Company for any reason other than a termination without Cause on November 30, 2016 then you would be required to repay $849.32 ($10,000*1/365*31 days).

(b)Restricted Stock Units (RSU’s) with a value of $XXX
To be paid as of the grant date which is December 31, 2015, subject to a pro rata monthly vesting schedule of twelve (12) months beginning January 1, 2016 through December 31, 2016 during the months that you are employed at Imation. If you are employed at Imation for a partial month, vesting will cease the end of the month that you serve your last day as an employee.

(c)The determinations of the Company’s Board of Directors with respect to your bonus, if any, will be final, conclusive, and binding. Additional information regarding plan eligibility and payment may be provided to you. You must be employed by the Company on the day such discretionary incentive bonus, or pro rata portion thereof, is paid in order to be eligible for payment. If you leave employment with the Company for any reason other than a termination without Cause, to the extent you have received any advance payment of the retention bonus prior to its full vesting on December 31, 2016, you will be required to return to the Company any unvested pro rata portion that you may have already received.
6.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefit plans, such as medical and 401(k) plans, on the same terms and conditions as those offered to similarly-situated Company employees and in accordance with the terms of those plans as may be in existence from time to time. In addition to those employee benefits, you will be initially entitled to accrue Paid Time Off (“PTO”), pursuant to the Company’s PTO policy, at the annualized rate of XXX (XX) days per year.
7.Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an incentive stock option to purchase XXX shares of the Company’s Common Stock, which shall vest in equal monthly installments over the XX months of continuous service conditioned on your continued employment with the Company. The exercise price per share of each of the Options will be determined by the Board of Directors or the Compensation Committee when such Option is granted. Each of the Options will be subject to the terms and conditions set forth in a separate Stock Option Agreement.
8.Termination of Employment and Severance.
(a)Termination by the Company for Cause or by Your Resignation. In the event that your employment is terminated for Cause or by you resigning, the Company shall have no further financial obligations to you under except for payment to you of (i) your accrued, but unpaid wages or other benefits earned through the date of separation to which you are otherwise legally entitled, (ii), any accrued but unused paid time off, and (iii) any unreimbursed expenses in accordance with the Company’s policies (collectively “Accrued Rights”). For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure by you to perform your material duties with respect to the Company or its affiliates; (ii) the willful or intentional engaging by you in conduct within the scope of your employment that causes material and demonstrable injury, monetarily or otherwise, to the Company; (iii) your conviction for, or a plea of nolo contendere to, the commission of a felony or any other crime involving dishonesty, misappropriation, breach of fiduciary duty, or moral turpitude; (iv) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, or in relation to, the Company; (v) a material breach of your covenants set forth in this letter agreement or violating any of the terms of the Company’s established rules or policies which, if curable, is not cured to the Board’s reasonable satisfaction within fifteen (15) days after written notice thereof to Executive; (vi) your death; or (vii) in the good faith judgment of the Board, you become physically or mentally incapacitated and is therefore unable for a period of four (4) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). The Company will also comply with any applicable federal and state disability and leave laws.
(b)Termination by the Company Without Cause. In the event that your employment is terminated without Cause the Company shall have no further financial obligations to you under except for payment to you of the following:
(i)Your Accrued Rights;
(ii)Subject to (A) the obligations and restrictions set forth in subparagraph (c) below, and (B) your execution and return of a Severance Agreement, which shall, among other things, release the Company (and its officers, directors, employees, agents, parents, affiliated entities, and successors and assigns of any of them) from any and all claims, and which shall be in a form and containing terms in the sole discretion of the Company (the “Severance Agreement”), within twenty-one (21) days following the Company’s presenting you with such Severance Agreement; and (C) your non-revocation of and continued compliance with the Severance Agreement, you shall be entitled to a Severance Payment to provide you a cushion while you seek new employment as follows: installment payments of up to a maximum of three (3) month’s salary, payable in equal installments pursuant to the Company’s normal payroll process, beginning on the Company’s next normal payroll processing following five (5) days following the expiration date of any revocation period (if applicable) under the Severance Agreement, and continuing until such time that you have been either paid the maximum amount under this paragraph or until one of the events under subparagraph (c) below.
(c)Continuing Obligations. Notwithstanding the termination of your employment, you agree that any monies paid pursuant to the Severance Agreement is intended solely to provide a financial cushion while you search for new employment and, therefore, your continued receipt of such monies expressly conditioned upon and limited by the following:
(i)Non-Disparagement. Following your employment, you agree not to defame, disparage or criticize the Company, its business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its officers, directors, agents or assigns (and their direct and indirect shareholders, members and partners, and directors and officers) in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity, without limitation in time. Notwithstanding the foregoing sentence, you may confer in confidence with your advisors and make truthful statements as required by law or to the Chief Executive Officer of the Company.
(ii)Non-Solicitation. During the period you are receiving any money pursuant to the Severance Agreement, without the express written agreement of the Company’s Chief Executive Officer, you shall not, whether on your own behalf or on behalf of or in conjunction with any Person, directly or indirectly: (A) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; (B) hire any such employee who was employed by the Company or its affiliates as of the date of your termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one (1) year prior to the termination of your employment with the Company; (C) solicit or encourage any person that serves as a contractor or consultant of the Company or its affiliates to discontinue providing services to the Company or any affiliate of the Company; (D) call on, solicit or service any customer or client of the Company or its affiliates with the intent of selling or attempting to sell any service or product similar to the services or products sold by the Company or its affiliates; or (E) in any way interfere with the relationship between the Company or its affiliates and any customer, supplier, licensee or other business relation (or any prospective customer, supplier, licensee or other business relationship) of the Company or any of its affiliates (including, without limitation, by making any negative or disparaging statements or communications regarding the Company, any of its affiliates or any of their operations, officers, directors or investors).
(iii)Competitive Employment. Any right to receiving severance monies under the Severance Agreement shall cease if during the period such payments are made you engage in any activity (without the express written agreement of the Company’s Chief Executive Officer) that is in any way competitive with the business or demonstrably anticipated business of Company, or if you otherwise assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.
(iv)Proprietary and Confidential Information. Any right to receiving severance monies under the Severance Agreement is further conditioned on your continuing compliance with the Proprietary Information and Inventions Agreement and not otherwise misusing any Company confidential, proprietary or trade secret information.
9.Proprietary Information and Inventions Agreement. You will be required, as a condition of your employment with the Company, to sign the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
10.Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
11.Amendment. This letter agreement and Exhibit A contains the entire understanding and agreement between you and Company with respect to the matters referred to herein, and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between us to the same, including, but not limited to, the terms of employment, any compensation package, bonus programs, salary, equity grants, profit sharing, distributions, or other such agreements. No other representations, covenants, undertakings or other prior or contemporaneous agreements, oral or written, respecting such matters, which are not specifically incorporated herein, shall be deemed in any way to exist or bind any of us. You acknowledge that each party has not executed this Agreement in reliance on any such promise, representation or warranty. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company

12.Arbitration of all Disputes. All complaints, causes of action, disputes, claims or controversies (“claims”) between you and Company, including any past, present, or future claims, whether or not arising out of your employment (or its termination), that the Company may have against you or that you may have against any the Company or its officers, directors, employees or agents, parent, subsidiary affiliated entities, or successors and assigns of any of them, will be resolved through binding arbitration. The claims covered by this arbitration agreement include all disputes that the Company or you could otherwise pursue in state or federal court including, but not limited to, claims based on any state, federal, or local statute, regulation or ordinance (including claims for employment discrimination, retaliation or harassment, claims for unpaid wages or violation of state or federal wage and hour laws), as well as common law claims (including claims for breach of contract or breach of the implied covenant of good faith and fair dealing, wrongful discharge, defamation, misrepresentation, fraud, and infliction of emotional distress).
The following claims are not subject to arbitration under this Agreement: (1) claims for workers’ compensation benefits, state disability benefits, state unemployment benefits; (2) administrative charges filed with a federal, state or local government office or agency, such as the Equal Employment Opportunity Commission (“EEOC”) or any comparable state anti-discrimination agency, or the National Labor Relations Board (“NLRB”); and (3) any claims that, as a matter of law, cannot legally be subject to arbitration. Nothing in these provisions shall preclude either you or the Company from seeking temporary or injunctive relief in a court prior to determining the claim in arbitration.

To the maximum extent permitted by law, you hereby waive any right to bring on behalf of persons other than yourself, or to otherwise participate with other persons in, any class, collective or representative action (i.e., a type of lawsuit in which one or several persons sue on behalf of a larger group of persons).

The arbitration shall be conducted by a single neutral arbitrator in accordance with the then-current Employment Arbitration and Mediation Procedures of the American Arbitration Association (“AAA”), which can be viewed at http://www.adr.org/employment. The Company will provide you with a copy of these rules upon request. The arbitration shall take place in the county of the state in which I am or was last employed by the Company. The Company will pay the arbitrator’s fee and will bear all administrative charges by AAA. All parties shall be entitled to engage in reasonable pre-hearing discovery to obtain information to prosecute or defend the asserted claims. Any disputes between the parties regarding the nature or scope of discovery shall be decided by the arbitrator. The arbitrator shall hear and issue a written ruling upon any dispositive motions brought by either party, including but not limited to, motions for summary judgment or summary adjudication of issues.

After the hearing, the arbitrator shall issue a written decision setting forth the award, if any, and explaining the basis therefore. The arbitrator shall have the power to award any type of relief that would be available in court. The arbitrator’s award shall be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction. In the event of any conflict in the arbitration procedures set forth in this Agreement and the AAA rules specified above, the AAA rules shall control.

Notwithstanding the foregoing, and regardless of what is provided by AAA’s rules, to the extent that it is legally permissible to do so, the arbitrator will not have authority or jurisdiction to consolidate claims of different employees into one proceeding, nor shall the arbitrator have authority or jurisdiction to hear the arbitration as a class action. As noted above, you have waived any right to bring any class, collective or representative action. To the extent that the class, collective or representative action waiver described above is not enforceable, the issue of whether to certify any alleged or putative class for a class action proceeding must be decided by a court of competent jurisdiction. The arbitrator will not have authority or jurisdiction to decide class certification, collective or representative action issues. Until any class certification, collective, or representative action issues are decide by the court, all arbitration proceedings shall be stayed, and the arbitrator shall take no action with respect to the matter. However, once any issues regarding class certification, collective, or representative action have been decided by the court, the arbitrator will have authority to decide the substantive claims.

This Agreement is governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq) and evidences a transaction involving commerce. If the Federal Arbitration Act is held not to apply, the arbitration law of the state in which I work or last worked for the Company shall apply. We intend that this Agreement be limited to those claims that may legally be subject to a pre-dispute arbitration agreement under applicable law. A court or arbitrator construing this Agreement may therefore modify or interpret it to render it enforceable.
13. 409A. The parties intend that the payments and benefits provided for in this Agreement to either be exempt from Section 409A of the Internal Revenue Code, as amended (the “Code”) or be provided in a manner that complies with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a ‘separation from service’ from the Company within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)) and each payment hereunder shall be treated as a separate payment for purposes of Section 409A.
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on XXX.

Very truly yours,

Connected Data, Inc.

By:
Title:	Chief Executive Officer, Imation on behalf of Connected Data, Inc.

I have read and accept this offer of at-will employment:

Signature of Employee
Dated:

Exhibit A
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
The following confirms my agreement with Connected Data, Inc. (the “Company”) and I, ________________, that is and has been a material part of the consideration for my employment by Company:
1.    I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.
2.    Company shall own all right, title and interest (including all intellectual property rights of any sort throughout the world) relating to any and all inventions, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me in connection with my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. Without disclosing any third party confidential information, I will disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution; to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing. If I wish to clarify anything created by me prior to my employment that relates to Company’s actual or proposed business, I have listed it on Appendix B in a manner that does not violate any third party rights or disclose any confidential information. Without limiting the above or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, or distributed without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.
3.     To the extent allowed by law, the foregoing paragraph includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.
4.     I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.
5.    I agree that my obligations under this Agreement shall continue in effect after termination of my employment, regardless whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.
6.    This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.
I HAVE READ THIS PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.
October ___, 2015

Employee:

Signature

Name (printed)

Accepted and Agreed to:
Connected Data, Inc.

By:
Title:	Chief Executive Officer, Imation on behalf of Connected Data, Inc.

APPENDIX A
California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
(i)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(A)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(B)Result from any work performed by the employee for his employer.
(ii)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements
___ Additional Sheets Attached
Signature of Employee:
Print Name of Employee:
Date:

Exhibit B
Escrow Agreement

ESCROW AGREEMENT
This Escrow Agreement (this “Agreement”) is made and entered into as of October 14, 2015 by and among Imation Corp., a Delaware corporation located at 1 Imation Way, Oakdale, MN 55128 (“Buyer”), Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Seller Parties (“Representative”) under the Purchase Agreement (as defined below), and Continental Stock Transfer & Trust Company, a New York corporation located at 17 Battery Place, New York, New York 10004 (the “Escrow Agent”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement (as defined below).
Recitals
WHEREAS, Buyer, Connected Data, Inc., a California corporation (“Connected Data”), Representative, certain shareholders of Connected Data (the “Sellers”), and certain other parties named therein have entered into a Stock Purchase and Merger Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which, among other things, (i) Buyer is acquiring substantially all of the issued and outstanding securities of Connected Data from the Sellers and (ii) promptly following such acquisition, a subsidiary of Buyer is merging with and into Connected Data; and
WHEREAS, the Purchase Agreement contemplates placing in escrow certain funds to secure certain rights of Buyer and the other Buyer Indemnitees pursuant to the Purchase Agreement.
Agreement
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.Escrow.

1.1Appointment; Cash and Shares Placed in Escrow. Buyer and Representative hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. Buyer shall deliver or cause to be delivered to the Escrow Agent cash and shares of Buyer Common Stock in the respective amounts set forth on Schedule 3. Schedule 3 shall be updated from time to time to reflect any release or deposit of cash or shares of Buyer Common Stock from or into the Escrow Fund.
1.2Escrow Fund; Escrow Accounts.
(a)The cash, Indemnity Escrow Shares and Adjustment Escrow Shares being held in escrow pursuant to this Agreement shall collectively constitute an escrow fund (the “Escrow Fund”) securing the indemnification, compensation and reimbursement rights of Buyer and the other Buyer Indemnitees under the Purchase Agreement.
(b)The Indemnity Escrow Funds and the Indemnity Escrow Shares (collectively, the “Escrow Shares”) shall be deposited and held in a separate account (the “Indemnity Escrow

Account”) and the Adjustment Escrow Funds and the Adjustment Escrow Shares shall be deposited and held in a separate account (the “Adjustment Escrow Account” and together with the Indemnity Escrow Account, the “Escrow Accounts”), subject to the terms and conditions of this Agreement. The separate Escrow Accounts shall not be commingled.
1.3Investments. Unless otherwise instructed by the parties in accordance herewith, the Escrow Agent shall hold all funds held in the Escrow Accounts in one or more demand deposit accounts.
1.4Interest. Any interest accruing on or income otherwise earned (including any ordinary cash dividends paid in respect to the Escrow Shares) on any investment of any funds in the Escrow Accounts shall be held by the Escrow Agent in the respective Escrow Accounts. The aggregate amount of all interest and other income earned on any investment of any funds in the Escrow Accounts shall be distributed by the Escrow Agent as set forth in Section 2 of this Agreement.
1.5Dividends, Etc. Buyer and Representative agree that any equity shares of Buyer (“Imation Shares”) or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Buyer) shall not be distributed or issued to the beneficial owners of such Escrow Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the respective Escrow Accounts as part of the Escrow Fund. Any securities or other property received by the Escrow Agent in respect of any Escrow Shares held in escrow as a result of any stock split or combination of Imation Shares, payment of a stock dividend or other stock distribution in or on Imation Shares, or change of Imation Shares into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Imation, or otherwise, shall be held by the Escrow Agent in the respective Escrow Accounts as part of the Escrow Fund.
1.6Trust Fund. The Escrow Fund shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Buyer or Representative. The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date (as defined in Section 5) or earlier distribution in accordance with this Agreement.

Section 2.Release of Escrow Fund.

2.1.Indemnity Escrow. The Escrow Agent shall make disbursements as provided in this Section 2.1 from the Indemnity Escrow Account to satisfy the Seller Parties’ indemnification obligations pursuant to Article 6 of the Purchase Agreement.
a.At any time prior to the Indemnity Escrow Distribution Date (as defined below), as promptly as practicable, but in any event within five (5) Business Days after receiving (i) joint written instructions from Buyer and Representative (“Joint Instructions”) or (ii) written instruction from Buyer attaching a final non-appealable court order from a court of competent jurisdiction (a “Court Order”) setting forth the amount of the Adverse Consequences and relating to the release of any cash or Indemnity Escrow Shares from the Indemnity Escrow Account, the Escrow Agent shall release or cause to be released any such cash or Indemnity Escrow Shares and any other amounts from the Indemnity Escrow Account in the amounts, to the Persons, and in the manner set forth in such Joint Instructions or Court Order.

b.On October 14, 2016 (the “Indemnity Escrow Distribution Date”), the Escrow Agent shall, upon receipt of Joint Instructions, release from the Indemnity Escrow Account the cash and Indemnity Escrow Shares then remaining in the Indemnity Escrow Account to the Exchange Agent for further distribution to the Seller Parties, less the amount in cash and number of Indemnity Escrow Shares equal to the Pending Claims (as defined below).  A “Pending Claim” means any (A) claim asserted in good faith by any Buyer Indemnitee for Adverse Consequences of the kind recognized under Article 6 of the Purchase Agreement that is pending before a court of competent jurisdiction or otherwise remains unresolved or (B) any portion of the Escrow Fund due and owing to Buyer or the other Buyer Indemnitees pursuant to Article 6 of the Purchase Agreement, but not yet paid. Following the Indemnity Escrow Distribution Date, upon resolution of a Pending Claim, the Escrow Agent shall, within two (2) Business Days after receiving Joint Instructions or a Court Order release to the Exchange Agent for further distribution to the Seller Parties from the Escrow Account such cash and number of Indemnity Escrow Shares equal to the portion of the Pending Claim resolved that is not required to pay the Adverse Consequences or that is not otherwise due and owing to any Buyer Indemnitees pursuant to Article 6 of the Purchase Agreement.
2.2.Adjustment Escrow. As promptly as practicable, but in any event within five (5) Business Days after receiving (a) Joint Instructions or (b) written notice from the Accountants that the final Closing Statement has been finally determined pursuant to Section 1.4 of the Purchase Agreement (an “Accountant Notice”), in each case setting forth the amount of cash and Adjustment Escrow Shares in the Adjustment Escrow Account to be allocated to Buyer and/or the Seller Parties, respectively, the Escrow Agent shall release or cause to be released any such cash and Adjustment Escrow Shares from the Adjustment Escrow Account in the amounts, to the Persons, and in the manner set forth in such Joint Instructions or Accountant Notice.
2.3.Distributions. Whenever a distribution of a number of Escrow Shares is to be made pursuant to the terms of this Agreement, the Escrow Agent shall requisition the appropriate number of shares from Buyer’s stock transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective stock powers that have been Medallion Guaranteed, and any other information or documents requested by the stock transfer agent together with the specific transfer instructions, as appropriate. Any distributions to Buyer or the Seller Parties pursuant to the terms of this Agreement shall be made (i) if to Buyer, to Buyer’s address set forth in Section 8.2 and (ii) if to the Seller Parties, to the Exchange Agent for further distribution to the Seller Parties.
2.4.Authorized Signer Designations of the Parties.  The Escrow Agent shall be protected in acting upon any written instructions setting forth, claiming, containing, or in any way related to the transfer or distribution of cash or Escrow Shares from the Escrow Accounts, including Joint Instructions, not only as to their due execution and the validity and effectiveness of their provisions, but also as to the truth of any information therein contained, which it in good faith believes to be genuine and what it purports to be. Concurrently with the execution of this Agreement, each of Buyer and Representative has delivered to the Escrow Agent Schedule 1, which contains each party’s respective authorized signer designations to this Agreement.

Section 3.Fees and Expenses. The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 2. In accordance with Schedule 2, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by Buyer.

Section 4.Limitation of Escrow Agent’s Liability.

4.1.The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement and/or its interpretation hereof in conjunction with the Purchase Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.
4.2. Buyer and Representative (solely on behalf of the Seller Parties and in its capacity as the Seller Parties, not in its individual capacities) hereby agree to jointly and severally indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense (including attorney fees) incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent. The indemnification by Representative shall be paid solely from the assets (i.e., cash and stock) contained in the Escrow Accounts.

Section 5.Termination. This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Accounts in accordance with Section 1 (the date of such release being referred to as the “Termination Date”).

Section 6.Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all the other parties hereto. In such event, Buyer may appoint a successor Escrow Agent (acceptable to Representative, acting reasonably). If Buyer fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Buyer and Representative as to the transfer of the Escrow Fund to a successor Escrow Agent.
Section 7.Representative. Unless and until Buyer and the Escrow Agent shall have received written notice of the appointment of a successor Representative, each of Buyer and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of Representative to act on behalf of the Seller Parties.

Section 8.Miscellaneous.

8.1.Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
8.2.Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:	Imation Corp. 1 Imation Way Oakdale, MN 55128 Attention: John P. Breedlove Facsimile: +1 651 704 4412 Email: jpbreedlove@imation.com
With a copy, which shall not constitute notice, to:	McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Attention: Joel L. Rubinstein, Esq. Facsimile: +1 212 547 5444 Email: jrubinstein@mwe.com
If to Representative:	Shareholder Representative Services LLC 1614 15th Street, Suite 200 Denver, CO 80202 Facsimile: (303) 623-0294 Email: deals@srsacquiom.com
If to Continental Stock Transfer & Trust Company in its capacity as Escrow Agent:	Continental Stock Transfer & Trust Company 17 Battery Place New York, NY 10004 Attention: Accounting Department, Escrow Administration Facsimile: +1 212 616 7620 E-mail: CJordan@Continentalstock.com
Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow

Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.
8.3.Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.4.Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
8.5.Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
8.6.Waiver of Jury Trial. BUYER AND REPRESENTATIVE EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
8.7.Succession and Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.
8.8.Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Escrow Agent, Buyer and Representative. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.9.Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
8.10.No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.
8.11.Entire Agreement. This Agreement and the Purchase Agreement set forth the entire agreement among the parties hereto relating to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.
8.12.Cooperation. Representative and Buyer agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Buyer, Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.
8.13.Construction.
a.For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.
b.The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
c.As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
d.Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.
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In Witness Whereof, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.
Imation Corp., a Delaware corporation

By: ______________________________________
Name:
Title:

Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Representative

By: ______________________________________
Name:
Title:

Continental Stock Transfer & Trust Company, a New York corporation

By: ______________________________________
Name:
Title:

Schedule 1

Authorized Signer Designations

For Buyer:

Name                    Telephone Number        Signature

1.	Joseph A. De Perio, Chairman 212-377-4252 ________________________

2.	Robert B. Fernander, Interim CEO 512-576-6788 ________________________

For Representative:

Name                Telephone Number        Signature

1.	________________________

2.	________________________

Schedule 2

Escrow Agent’s Fees

Acceptance fee	Waived

Administration fee, 2 escrow accounts	$7,000.00
The acceptance fee and administration fee covers all account set-up services, the review, negotiation and execution of the escrow agent agreement, KYC, OFAC and USA Patriot Act due diligence, coordination of shareholder records, on-going account maintenance for subsequent distributions or additional merger consideration payments, compliance review, records retention, escheat services The escrow agent acceptance fee and administration fee is due and payable upon the effective date of appointment. See assumptions for duration.

Subsequent Distributions (Escrow), each	Included

Out-of-pocket expenses	At cost
Out-of-pocket expenses when applicable will be billed at cost at the sole discretion of Continental Stock Transfer & Trust Company.

Extraordinary services	Market rate
Fees for services not specifically covered in this schedule will be billed in accordance with our prevailing rates for such services.

These costs may include, but are not limited to, review of IRS Form W-8IMY for foreign holders, shareholder presentment status updates, shareholder record adjustments, electronic copies of shareholder presentments and non-standard shareholder records.

Assumptions
This proposal is based upon the following assumptions with respect to the role of escrow agent. Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind this proposal.

•	Indemnity escrow duration is 12 months; adjustment escrow is 2 months. Beyond these durations, fees of $500.00/month may be in effect.

•	All funds held by Continental Stock Transfer & Trust Company will be bank deposits and held un-invested

•	ALL FUNDS WILL BE RECEIVED FROM OR DISTRIBUTED TO A DOMESTIC OR AN APPROVED FOREIGN ENTITY

Terms and conditions

•
Should this transaction fail to close through no fault of Continental Stock Transfer & Trust Company, our fees as well as out-of-pocket expenses incurred by Continental Stock Transfer & Trust Company, will be due and payable.

•	Invoices outstanding for over 30 days are subject to a 1.5% per month late payment penalty.

•
Acceptance of the appointment described in this proposal is subject to compliance with the requirements of the USA Patriot Act of 2001 described below, Continental Stock Transfer & Trust Company satisfactory review of all governing documents, and the execution of the governing documents by all parties.

•	This fee proposal may not be modified except in writing and will be deemed accepted upon your execution of the paying agent agreement.

Important information about opening a new account
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person (individual, corporation, partnership, trust, estate or other entity recognized as a legal person) for whom we open an account.

What this means for you: Before we open an account, we will ask for your name, address, date of birth (for individuals), TIN/EIN or other information that will allow us to identify you or your company. For individuals, this could mean identifying documents such as a driver’s license. For a corporation, partnership, trust, estate or other entity recognized as a legal person, this could mean identifying documents such as a Certificate of Formation from the issuing state agency.

Dated: October 13, 2015

Schedule 3

Escrow Fund

Indemnity Escrow

$73,114.00 in cash

155,229 Indemnity Escrow Shares in book entry form, registered in the name of “Continental Stock Transfer & Trust Company as Escrow Agent (Indemnity) for the Connected Data Inc. Merger,” to be held in escrow under this Agreement

Adjustment Escrow

$21,933.19 in cash

46,570 Adjustment Escrow Shares in book entry form, registered in the name of “Continental Stock Transfer & Trust Company as Escrow Agent (Adjustment) for the Connected Data Inc. Merger,” to be held in escrow under this Agreement

Exhibit C
Lockup Agreement

SHAREHOLDER LOCKUP AGREEMENT
THIS SHAREHOLDER LOCKUP AGREEMENT (this “Agreement”) is made and entered into as of October 14, 2015, by and among Imation Corp., a Delaware corporation (“Imation”) and the individuals listed on Schedule 1 hereto (collectively, the “Shareholders”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in that certain Stock Purchase and Merger Agreement, dated as of October 14, 2015 (the “Purchase Agreement”), by and among Imation, Connected Data, Inc., a California corporation, the Shareholders, and certain other parties named therein.
In connection with the consummation of the transactions contemplated by the Purchase Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Imation and each of the Shareholders hereby agree as follows:
1.The execution and delivery of this Agreement is an inducement to Imation to enter into the Purchase Agreement and to consummate the transactions to be performed by Imation in connection with the Closing under the Purchase Agreement, including, without limitation, Imation’s issuance and delivery of the Shares in accordance with the terms of the Purchase Agreement.
2.The Shareholders hereby acknowledge and agree that during the applicable Lockup Period (as defined below), each of the Shareholders shall not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act with respect to, any portion of its or his Shares (as defined below), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its or his Shares, whether any such transaction is to be settled by delivery of Shares or such other securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b). As used herein, the term “Lockup Period” means (i) with respect to fifty percent (50%) of its or his Shares, the period beginning on the date hereof and ending upon the earlier to occur of (A) the first anniversary of the Closing Date, (B) the cessation by Imation of operations in its Nexsan division or (C) the cessation by Imation of operations in the Business; and (ii) with respect to the other fifty percent (50%) of its or his Shares, the period beginning on the date hereof and ending upon the earlier to occur of (A) the second anniversary of the Closing Date, (B) the cessation by Imation of operations in its Nexsan division or (C) the cessation by Imation of operations in the Business.
3.Notwithstanding the provisions of paragraph 2 above, each of the Shareholders may transfer any of its or his Shares:
(a)to any of its or his Affiliates;
(b)by virtue of the applicable Laws upon dissolution of such Shareholder, if applicable, or by virtue of the Laws of descent and distribution upon the death of such Shareholder, if applicable;
(c)to Imation pursuant to Section 1.3(g)(ii) of the Purchase Agreement and the Escrow Agreement; or
(d)to the Buyer Indemnitees pursuant to Section 6.8 of the Purchase Agreement and the Escrow Agreement;

provided, however, that, in the case of clauses (a) and (b), such permitted transferee(s) become(s) bound by the transfer restrictions contained herein.
4.Each of the Shareholders hereby represents and warrants to Imation that it or he has full power and authority to enter into this Agreement.
5.Imation will cause each of the certificates evidencing the Shares to be legended with the applicable transfer restrictions.
6.This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.
7.This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.
8.This Agreement and any claim, controversy or dispute arising out of or related to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in law or equity, whether in contract, tort, under statute or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
9.All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the address or facsimile number indicated on the books and records of Imation or such other address as a party shall subsequently provide.
10.No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver by any party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
11.Each of the parties hereto hereby acknowledge and agree that, in the event of breach of this Agreement, damages would be difficult, if not impossible to ascertain, and that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limitation any other remedy or right to which the non-breaching party may have, it or he shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach, and enforcing specifically the terms and provisions. Each party hereby waives any and all defenses he or it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.
12.Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
13.This Agreement may be executed in one or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Lockup Agreement on the date first written above.

Imation Corp.

By:
Name:	Joseph A. De Perio
Title:	Chairman

[SHAREHOLDER]

By:
Name:
Title: